Exhibit 2.1

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

CLARIENT, INC.,

CLARIENT ACQUISITION CORPORATION,

APPLIED GENOMICS, INC.,

CERTAIN STOCKHOLDERS OF APPLIED GENOMICS, INC.,

AND

ROBERT S. SEITZ, as STOCKHOLDERS’ REPRESENTATIVE

Dated as of December 21, 2009

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	-	Certain Definitions
Exhibit 1.3(a)	-	Form of Certificate of Merger
Exhibit 1.3(b)(i)	-	Form of Stockholder Letter
Exhibit 1.3(b)(ii)	-	Form of Letter of Resignation
Exhibit 1.3(b)(v)	-	Lock-Up Agreement
Exhibit 1.3(b)(vi)	-	Form of Legal Opinion
Exhibit 1.3(b)(x)	-	Terminated Agreements
Exhibit 1.11	-	Form of Escrow Agreement

AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of December 21, 2009, by and among Clarient, Inc., a Delaware corporation (“Parent”), Clarient Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Applied Genomics, Inc., a Delaware corporation (the “Company”), each of the stockholders of the Company listed on the signature pages hereto who may from time to time execute a counterpart signature page to this Agreement (each a “Stockholder” and, collectively, the “Stockholders”), and Robert S. Seitz, an individual resident of the State of Alabama, as representative of the stockholders of the Company pursuant to Section 7.1(a) (the “Stockholders’ Representative”).  Certain capitalized terms used herein are defined in Exhibit A to this Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been approved by Parent, as the sole stockholder of Merger Sub.

NOW THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1
DESCRIPTION OF TRANSACTION

1.1                                 Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                                 Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3                                 Closing; Effective Time; Closing Deliveries.

(a)           Unless otherwise mutually agreed in writing between Parent and the Stockholders’ Representative, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 9:00 A.M.  (Pacific Time) on the date hereof (the “Closing Date”).  Contemporaneously with or as promptly as practicable after the Closing, a certificate of merger conforming to the requirements of the DGCL and in the form of Exhibit 1.3(a) (the “Certificate of Merger”) shall be duly executed by the Company and shall be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

(b)                                 Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall deliver or cause to be delivered the following:

(i)            A stockholder letter, in substantially the form set forth in Exhibit 1.3(b)(i) hereto, executed by stockholders holding at least ninety percent (90%) of the Company Securities;

(ii)           written resignations of the directors and officers of the Company, effective as of the Effective Time, in substantially the form set forth in Exhibit 1.3(b)(ii) hereto;

(iii)          the Escrow Agreement, executed by the Stockholders’ Representative;

(iv)          the Investor Questionnaires, executed by each recipient of Closing Merger Shares and Contingent Merger Shares;

(v)           the Lock-Up Agreement, in substantially the form set forth as Exhibit 1.3(b)(v) hereto, executed by each Company Stockholder that holds 5% or more of the Company Securities, calculated on a fully diluted basis;

(vi)          a legal opinion, dated the Closing Date, of Balch & Bingham LLP, reasonably satisfactory in form and substance to Parent and containing the opinions set forth in Exhibit 1.3(b)(vi) hereto;

(vii)         an affidavit executed by the Chief Executive Officer of the Company, in accordance with Treasury Regulation Section 1.897-2(h)(2) and in a form satisfactory to Parent, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and that sets forth the Company’s name, address and taxpayer identification number;

(viii)        a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the Certificate of Incorporation and Bylaws, and any amendments thereto, of the Company, (ii) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation through the Closing Date, (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iv) certifying the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business and that there are no proceedings for the dissolution or liquidation of the Company, and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company;

(ix)           a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying that the Company has terminated all of the Company Benefit Plans and that no Employee or former Employee of the Company has any rights under such Company Benefit Plans and that any liabilities of the Company under such Company Benefit Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, the Surviving Corporation, Parent or its Affiliates;

(x)            evidence reasonably satisfactory to Parent that all Contracts set forth on Exhibit 1.3(b)(x) have been terminated as of the Closing Date without any further obligation of the Company, Merger Sub or Parent;

(xi)           evidence reasonably satisfactory to Parent of the Company’s Net Working Capital as of the Closing;

(xii)          employment agreements in a form reasonably satisfactory to the parties thereto, signed by Robert S. Seitz and Douglas Ross (the “Employment Agreements”);

(xiii)         a customary pay-off letter and release from each of Aquilo Partners, L.P., Beason & Nalley, Inc., James R. Hudson, Jr., Newell Witherspoon and Balch & Bingham LLP; and

(xiv)        the Company shall deliver all other documents required to be entered into by the Company pursuant hereto or reasonably requested by Parent to consummate the Merger or the other transactions contemplated hereby.

(c)                                  The Company has delivered to Parent, prior to Closing, a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company (A) certifying the Fully Diluted Company Share Amount and containing the information required pursuant to Part 2.5(b) of the Company Disclosure Schedule, (B) attaching the estimated balance sheet of the Company as of the Closing, prepared in accordance with GAAP applied on a consistent basis, including an accrual by the Company of any Transaction Expenses and Company Liabilities that have not theretofore been paid (the “Estimated Closing Balance Sheet”), (C) certifying the amount of the Transaction Expenses incurred as of the Closing Date that have not theretofore been paid by the Company, the Persons to whom such Transaction Expenses are owed, and the Persons that have agreed to accept Parent Common Stock with respect to, and as payment for, such Transaction Expenses, and (D) certifying the amount of the Company Liabilities as of the Closing Date that have not theretofore been paid by the Company;

(d)                                 Subject to the terms and conditions set forth in this Agreement, at the Closing, the Parent shall deliver or cause to be delivered the following:

(i)            the Escrow Agreement, executed by Parent;

(ii)           the Lock-Up Agreement, in substantially the form set forth as Exhibit 1.3(b)(v) hereto, executed by Parent;

(iii)          the Employment Agreements, executed by Parent; and

(iv)          Parent shall deliver all other documents required to be entered into by Parent pursuant hereto or reasonably requested by the Company to consummate the Merger or the transactions contemplated hereby.

(e)                                  As promptly as practicable after the Closing, Parent shall deliver unregistered shares of Parent Common Stock, which shares shall be Adjustment Shares, as are owed to (i) Aquilo Partners, L.P. and Balch & Bingham LLP, the service providers that have agreed to receive Parent Common Stock as consideration for services rendered to the Company in connection with the Merger and (ii) James R. Hudson, Jr. and Newell Witherspoon, to whom amounts are owed by the Company as of the Closing Date.

1.4                                 Certificate of Incorporation and Bylaws; Directors and Officers.

(a)                                  The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such organization document.

(b)                                 The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, to be identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such organization document.

(c)                                  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

1.5                                 Exercise of Liquidation Preference; Conversion of Company Preferred Stock Prior to the Effective Time.

(a)                                  Part 1.5(a) of the Company Disclosure Schedule sets forth (i) the name of each holder of the Company Preferred Stock that shall receive such Person’s right to a liquidation preference pursuant to Article Fifth, Section C.2.(a)(i) of the Company’s Certificate of Incorporation, as amended and restated (the “Liquidation Preference Payment”), (ii) the class and number of Company Preferred Stock with respect to which such Person shall receive the Liquidation Preference Payment (each such share a “Liquidated Share” and collectively, the “Liquidated Shares”), and (iii) the amount payable to such Person with respect to such Person’s Liquidated Shares (the “Liquidation Preference Amount”), which Liquidation Preference Amount is set forth opposite such Person’s name under the heading “Liquidation Preference Amount”.  For the avoidance of doubt, each holder of Company Preferred Stock that receives the Liquidation Preference Payment shall only be entitled to receive the Liquidation Preference Amount with respect to such Person’s Liquidated Shares.   In the event the Merger Consideration is insufficient to permit the payment to such holders of Company

Preferred Stock the full Liquidation Preference Amount, then the Merger Consideration shall be distributed ratably among the holders of Company Preferred Stock that are entitled to the Liquidation Preference Payment.  In no event shall Parent have any obligation to pay the Company Stockholders more than 7,600,000 shares of Parent Common Stock (less any adjustments pursuant to Section 1.13 and Article IX).

(b)                                 Part 1.5(b) of the Company Disclosure Schedule sets forth (i) the name of each holder of Company Preferred Stock that has elected to exercise such Person’s right to convert the shares of Company Preferred Stock beneficially owned by such Person, (ii) the class and number of shares of Company Preferred Stock with respect to which such Person is making the conversion election, and (iii) the number of shares of Company Common Stock issuable to such Person in connection with the conversion election.  Immediately prior to the Effective Time (and pursuant to the Company Constituent Documents and applicable Law) each share of Company Preferred Stock set forth on Part 1.5(b) of the Company Disclosure Schedule shall be converted into the appropriate number of shares of Company Common Stock pursuant to the conversion mechanism set forth in the Company’s Certificate of Incorporation.  Following the Effective Time, certificates representing shares of Company Preferred Stock prior to the conversions contemplated in the foregoing sentence shall, for purposes of Section 1.9 below, be deemed to represent the number of shares of Company Common Stock into which such shares of Company Preferred Stock shall have been converted.

1.6                                 Conversion of Shares.

(a)                                  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i)            any shares of Company Common Stock then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)           any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)          except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.9 and 1.10, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted automatically, into (A) the right to receive that fraction of a share of the common stock of Parent, $0.01 par value per share (“Parent Common Stock”), equal to the Applicable Closing Fraction (as defined in Section 1.6(b)(i)), it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.6(a)(iii)(A) shall be held in escrow in accordance with Section 1.11, and (B) the contingent right to receive that fraction of a share of the Parent Common Stock equal to the Applicable Contingent Fraction (as defined in Section 1.6(b)(ii)) in accordance with Section 1.12;

(iv)          each share of Company Preferred Stock constituting the Liquidated Shares issued and outstanding immediately prior to the Effective Time shall be canceled and converted automatically, into the right to receive (A) with respect to each share of Series A Convertible Preferred Stock, that fraction of a share of Parent Common Stock equal to $0.70 and (B) with respect to each share of Series B Convertible Preferred Stock, Series C Convertible Preferred

Stock and Series D Convertible Preferred Stock, that fraction of a share of Parent Common Stock equal to $1.00, it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.6(a)(iv) shall be held in escrow in accordance with Section 1.11; provided, for purposes of this Section 1.6(a)(iv), (y) each Closing Merger Share issued in payment of the Liquidation Preference Amount shall be deemed to have a value equal to the Parent Price and (z) in the event the Closing Merger Shares are insufficient to permit the payment to such holders of Company Preferred Stock the full Liquidation Preference Amount, each Contingent Merger Share issued in payment of the Liquidation Preference Amount shall be deemed to have a value equal to the average closing sales price of Parent Common Stock, as reported on NASDAQ, for the five (5) day trading-day period ending on the day on which the applicable Contingent Payment is earned; and

(v)           each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)                                 For purposes of this Agreement:

(i)            The “Applicable Closing Fraction” shall be the fraction:  (A) having a numerator equal to the Closing Merger Shares minus the aggregate number of Closing Merger Shares used to pay the Liquidation Preference Amount pursuant to Section 1.6(a)(iv), and (B) having a denominator equal to the Fully Diluted Company Share Amount.

(ii)           The “Applicable Contingent Fraction” shall be the fraction:  (A) having a numerator equal to such portion of the Contingent Merger Shares for which the performance milestones have been fully satisfied, and (B) having a denominator equal to the Fully Diluted Company Share Amount.

(iii)          The “Applicable Fraction” shall be the fraction:  (A) having a numerator equal to the Merger Shares minus the aggregate number of shares of Parent Common Stock issuable to the holders of Company Preferred Stock pursuant to Section 1.6(a)(iv), and (B) having a denominator equal to the Fully Diluted Company Share Amount.

(iv)          The “Fully Diluted Company Share Amount” shall be the sum of, without duplication, (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock issuable pursuant to all Company Options outstanding immediately prior to the Effective Time, and (C) the aggregate number of shares of Company Common Stock issuable pursuant to warrants, convertible securities and any other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time, except the aggregate number of shares of Company Preferred Stock that shall receive the Liquidation Preference Payment in accordance with Section 1.5(a).

(v)           The “Merger Consideration” receivable by a holder of capital stock of the Company shall consist of (A) the shares of Parent Common Stock (other than Escrow Shares) issuable to such holder in accordance with Sections 1.6(a)(iii)(A) and 1.6(a)(iv) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, (B) the rights of such holder with respect to the Escrow Shares held by the Escrow Agent on behalf of such holder, (C) the contingent right to receive shares of Parent Common Stock issuable to such holder in accordance with Section 1.6(a)(iii)(B), if any, and (D) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.9(b).

(c)           If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends.  The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

1.7                                 Employee Stock Options.  At the Effective Time, each then outstanding Company Option and each other outstanding option to purchase Common Stock of the Company issued in accordance with the terms of this Agreement, whether vested or unvested, shall, as part of the Merger, be assumed by Parent in accordance with the terms (as in effect as of the Closing Date) of such Company Stock Option Plan under which such Company Option was issued and the stock option agreement by which such Company Option is evidenced.  All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the sum of (A) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Closing Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) in the event any Contingent Payments are made, the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Contingent Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided however, that (x) each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.  The Company and Parent shall take all action that may be necessary (under the Company Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.7, and (y) the conversion of each Company Option into an option to purchase Parent Common Stock pursuant to this Section 1.7 shall comply with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided that the conversion of each Company Option that is intended to be an incentive stock option under Section 422 of the Code into an option to purchase Parent Common Stock shall comply with the requirements of Treasury Regulation Section 1.424-1(a).

1.8                                 Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time.  No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9                                 Exchange of Certificates.

(a)           As of the Effective Time, Parent shall deposit with Parent’s transfer agent or another bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Stock Certificates, (A) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.6(a)(iii)(A) in exchange for outstanding shares of Company Common Stock and (B) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.6(a)(iv) in exchange for the Liquidated Shares (the shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”).  At the Effective Time, Parent shall also deposit with the Exchange Agent for the benefit of holders of Company Stock Certificates, for exchange in accordance with this Section 1.9, through the Exchange Agent, cash in an amount sufficient to make payments for fractional shares required pursuant to Section 1.9(b).

(b)           As soon as practicable after the Effective Time, the Exchange Agent will send to each of the registered holders of Company Stock Certificates a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration.  Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall (i) deliver to the holder of such Company Stock Certificate a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.6(a)(iii)(A) less such holder’s Pro Rata Escrow Shares, and (ii) deliver to the Escrow Agent under the Escrow Agreement on behalf of such holder a certificate in the name of the Escrow Agent representing that number of shares of Parent Common Stock equal to the product of (A) the Escrow Shares, multiplied by (B) the total numbers of shares of Company Common Stock owned by such holder immediately prior to the Effective Time divided by the Fully Diluted Company Share Amount (the product of (A) and (B), “Pro Rata Escrow Shares”), provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (i) above and to the Escrow Agent under clause (ii) above shall, in each case, represent only whole shares of Parent Common Stock.  In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Parent Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above and (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Parent Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above.  Notwithstanding the foregoing, Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to this Section 1.9(b) in lieu of issuing separate certificates representing such holder’s Pro Rata Escrow Shares.  All Company Stock Certificates so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement.  Notwithstanding the Company Stock Certificate surrender and delivery requirements set forth herein, if any Stockholder’s Company Stock Certificate(s) shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Company Stock Certificate may present to the Parent in lieu of such lost Company Stock Certificate an appropriate lost stock certificate affidavit (in such form as is reasonably satisfactory to the Parent, the “Lost Certificate Affidavit”).  Upon delivery and acceptance of such Lost Certificate Affidavit, the Stockholder shall be entitled to receive the Merger Consideration due him, her or it hereunder as if the applicable Company Stock Certificate were delivered to Parent.

(c)           No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate or delivers the required Lost Certificate Affidavit in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such accumulated dividends and distributions and such cash payment).

(d)           Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law and to collect Forms W-8 or W-9, as applicable, or similar information from the holders of Company Common Stock and any other recipients of payments hereunder.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)           Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 1.9 shall thereafter look only to Parent, as a general unsecured creditor, for payment of its claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(f)            Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.  If any Company Stock Certificate or Lost Certificate Affidavit shall not have been surrendered or delivered, as applicable, prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock and any cash payable to the holder of such Company Stock

Certificate or any dividends or distributions payable to the holder of such Company Stock Certificate pursuant to this Section 1.9 would otherwise escheat to or become the property of any Governmental Body), any such shares of Parent Common Stock, or cash, dividends or distributions in respect of such Company Stock Certificate, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

1.10         Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company held by a holder who, pursuant to Section 262 of the DGCL, has the right to dissent to the Merger and demand payment for such shares and properly dissents and demands payment for the fair value of such shares of capital stock of the Company (“Dissenting Shares”) in accordance with the DGCL, shall not be converted into the right to receive Parent Common Stock as set forth in Section 1.6, unless such holder withdraws, fails to perfect or otherwise loses such holder’s right to such payment, if any.  If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder’s Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the portion of the total Merger Consideration provided for in Section 1.6.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the immediately preceding sentence.

1.11         Escrow of Parent Common Stock.  Upon the Closing, Parent shall withhold the Escrow Shares and deliver such shares to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent as collateral to secure the rights of the Indemnified Parties under Section 6 hereof.  The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit 1.11 (the “Escrow Agreement”).  The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent until the date that is eighteen (18) months after the Closing Date (the “Escrow Period”); provided, however, that in the event any Indemnified Party has made a claim under Section 6 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold such shares in escrow) until such claim is fully and finally resolved.  In the event that this Agreement is adopted by the Company’s stockholders, then all such stockholders shall, without any further act of any Company Stockholder, be deemed to have consented to and approved (a) the use of the Escrow Shares as collateral to secure the rights of the Indemnified Parties under Section 6 in the manner set forth herein and in the Escrow Agreement, (b) such stockholder’s obligation to indemnify the Indemnified Parties for Special Losses pursuant to Section 6.7 of this Agreement and (c) the appointment of the Stockholders’ Representative as the representative under the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

1.12         Contingent Merger Shares.  Parent shall pay to the Company Stockholders as additional consideration for the shares of Company Common Stock additional shares of Parent Common Stock, if earned, in accordance with the terms set forth in this Section 1.12 (collectively, the “Contingent Payments,” and each, a “Contingent Payment”).  Notwithstanding anything contained herein to the contrary, in no event shall the aggregate of the Contingent Payments exceed 3,200,000 shares of Parent Common Stock, except that the number of shares of Parent Common Stock issuable as Contingent Payments shall be subject to adjustment for stock splits, reverse stock splits, recapitalizations, stock dividends and the like occurring with respect to the Parent Common Stock after the Closing Date.  Notwithstanding anything herein to the contrary, in the event that (i)

there is a Change of Control during the Earn-Out Period, prior to the achievement of the performance criteria for the Pulmotype Launch Milestone, Publication/Presentation Contingent Payment and/or Revenue Contingent Milestone and (ii) after the date of such Change of Control and prior to end of the Earn-Out Period, the Parent fails to use commercially reasonable efforts to market, sell, license or sublicense the Covered Products, including, without limitation, the occurrence of a Specified Event, Parent shall promptly pay the remainder of any Contingent Payment by transferring to the Exchange Agent the shares of Parent Common Stock (subject to Section 1.12(h) and Section 6.8 (Offset Against Contingent Payments)) necessary to pay the Contingent Payments.

(a)           Pulmotype Launch Milestone.  If Parent (or its Affiliates (including, without limitation, the Surviving Corporation)) receives reimbursement from third parties for the sale or use of [***] ([***]) Pulmotype products generating a reported result prior to the end of the Earn-Out Period, Parent shall issue to the Company Stockholders [***] unregistered shares of Parent Common Stock (the “Pulmotype Launch Contingent Payment”) pursuant to Section 1.6(a)(iii)(B).

(b)           Pulmotype Launch Contingent Payment.  Within thirty (30) days after confirmation by Parent that the performance criteria for the Pulmotype Launch Contingent Payment has been met, Parent shall pay the Pulmotype Launch Contingent Payment by transferring to the Exchange Agent the shares of Parent Common Stock (subject to Section 1.12(i)) necessary to pay the Pulmotype Launch Contingent Payment.

(c)           Publication/Presentation Contingency Milestone.  If within twenty (20) months of the Closing, the performance criteria for the Revenue Contingency Payment has not been previously met, and both of the following events have occurred, Parent shall issue to the Company Stockholders an additional [***] unregistered shares of Parent Common Stock (the “Publication/Presentation Contingency Payment”) pursuant to Section 1.6(a)(iii)(B):

(i)            Acceptance for publication in one or more Approved Journals of at least two (2) new independent studies validating the use of one or more of the following products and/or services: Pulmotype, Pulmostrat, Pulmotax, Mammostrat, Mammotax and any other products and/or services approved in writing by Parent; and

(ii)           Two (2) presentations by or on behalf of Parent, or its Affiliates (including, without limitation, the Surviving Corporation), at Major Conferences reporting on studies that directly support Parent’s marketing efforts for one or more of the following products and/or services: Pulmotype, Pulmostrat, Pulmotax, Mammostrat, Mammotax and any other products and/or services approved in writing by Parent.

(d)           Publication/Presentation Contingent Payment.  Within thirty (30) days after confirmation by Parent that the performance criteria for the Publication/Presentation Contingent Payment has been met, Parent shall pay the Publication/Presentation Contingent Payment by transferring to the Exchange Agent the shares of Parent Common Stock (subject to Section 1.12(i)) necessary to pay the Publication/Presentation Contingent Payment.

(e)           Revenue Contingent Milestone.  Following the first Milestone Quarter of Parent during the Earn-Out Period in which Revenue equals or exceeds $[***], Parent shall issue to

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

the Company Stockholders an additional number of unregistered shares of Parent Common Stock equal to (A) 3,200,000, less (B) the number of shares of Parent Common Stock issuable as a result of the achievement of the performance criteria for the Pulmotype Launch Contingency Payment on or prior to such date, if applicable, less (C) the number of shares of Parent Common Stock issuable as a result of the achievement of the performance criteria for the Publication/Presentation Contingency Payment on or prior to such date, if applicable (the “Revenue Contingent Payment”) pursuant to Section 1.6(a)(iii)(B).

(f)            Revenue Statements.

(i)            From the Closing Date through the end of the Earn-Out Period, Parent shall deliver to the Stockholders’ Representative a statement setting forth the Revenue for each fiscal quarter (each, a “Revenue Statement”) within sixty (60) calendar days following the end of such fiscal quarter.  Each party hereto agrees to, and (if applicable) shall use its reasonable efforts to cause its Representatives, to treat and hold as confidential (and not disclose or provide access to any person except to the arbitrator, if necessary pursuant to Section 1.12(i) or the accounting firm, if any, retained by the Stockholders’ Representative pursuant to Section 1.12(f)(ii)) all information contained and relating to the Revenue Statements.

(ii)           After receipt of each Revenue Statement, the Stockholders’ Representative shall have thirty (30) days to review such Revenue Statement and request a copy of any materials that are reasonably necessary to verify the Revenue Statement (the later of the date such 30-day period expires or the date fifteen (15) days after the Stockholders’ Representative receives all such requested additional materials, if any, being the “Revenue Review Date”).  If the Stockholders’ Representative deems it necessary, it shall further consult with a nationally recognized accounting firm (which shall enter into a customary confidentiality agreement with Parent) selected by the Stockholders’ Representative.  The reasonable fees and expenses of the accounting firm retained by the Stockholders’ Representative in conducting its review pursuant to this Section 1.12(f)(ii) shall be paid by the Company Stockholders on a pro rata basis. The Stockholders’ Representative shall make such further investigations as it deems appropriate.

(iii)          The Stockholders’ Representative may dispute any amounts reflected on any Revenue Statement on any reasonable basis, including without limitation that (A) the amounts reflected on such Revenue Statement were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of Parent’s consolidated financial statements or (B) such amounts do not properly reflect the Revenue; provided, however, that the Stockholders’ Representative must notify Parent in writing within fifteen (15) days of the Revenue Review Date of each disputed item, specifying the amount in dispute and setting forth, in reasonable detail, the basis of such dispute.  Parent and the Stockholders’ Representative shall in good faith, within fifteen (15) days (or such longer period as Parent and the Stockholders’ Representative may reasonably agree) following such notice (the “Revenue Resolution Period”), attempt to resolve their differences.

(iv)          Any amount remaining in dispute at the conclusion of the Revenue Resolution Period (the “Unresolved Revenue Items”) shall be immediately submitted to the dispute resolution and arbitration process set forth in Section 1.12(i), provided that no Unresolved Revenue Items shall be submitted to dispute resolution or arbitration unless the amount in dispute, if determined in favor of the Stockholders’ Representative, would result in fulfillment of the conditions set forth in Section 1.12(e) during such Milestone Quarter in question.  Any such amount submitted by Parent shall be deemed the “Final Parent Amount” and any such amount submitted by the Stockholders’ Representative shall be deemed the “Final Company Amount”; provided, however, that, after all discovery and not less than five (5) days prior to any arbitration hearing, Parent shall be entitled to adjust the Final Parent Amount and the Stockholders’ Representative shall be entitled to adjust the Final Company Amount in the event that subsequent events come to light which would show greater or lesser Revenue than originally considered by Parent or the Stockholders’ Representative in their original calculations.  The term “Final Revenue Calculations” means the definitive Revenue agreed to (or deemed agreed to) by Parent and the Stockholders’ Representative under Section 1.12(f)(iii) or, if Unresolved Revenue Items are submitted to dispute resolution and arbitration, such definitive Revenue as adjusted to reflect the determination of the dispute resolution and arbitration process set forth in Section 1.12(i).

(g)           Revenue Contingent Payment.  Within thirty (30) days after confirmation by Parent that the performance criteria for the Revenue Contingent Payment has been met, Parent shall pay the Revenue Contingent Payment by transferring to the Exchange Agent the shares of Parent Common Stock (subject to Section 1.12(i)) necessary to pay the Revenue Contingent Payment.  In the event that Parent determines according to this Section 1.12 that the Revenue Contingent Payment is not to be paid during the Earn-Out Period, Parent shall as promptly as practicable notify the Stockholders’ Representative in writing of such fact, which notice shall describe the basis of Parent’s determination.  Upon receipt of such notice from Parent, Stockholders’ Representative shall have the right to challenge Parent’s determination according to this Section 1.12 that the Revenue Contingent Payment is not to be paid during the Earn-Out Period in the manner set forth in Section 1.12(i).

(h)           Assignability.  The right of each Company Stockholder to receive payments pursuant to this Section 1.12 may only be assigned (i) to a trust for the benefit of such Stockholder over which such Stockholder retains decision-making authority, (ii) to another Person, if, on the Closing Date, such other person was the beneficial owner of the shares of Company Common Stock held of record by the assigning Stockholder, (iii) to an Entity that is wholly-owned by such Company Stockholder, or (iv) by operation of law or by will; provided that no assignment shall be permitted to the extent that the Company, in consultation with legal counsel, determines that the assignment of such interest would render unavailable the exemption from registration under applicable securities laws in reliance upon which the Contingent Merger Shares would be issued.

(i)            Dispute Resolution; Arbitration.  In the event that any dispute, controversy or claim arises in connection with this Section 1.12 or the actions, determinations or calculations contemplated hereby have not been resolved (i) with respect to the Revenue Contingent Payment by the conclusion of the Revenue Resolution Period in accordance with Section 1.12(f)(iii), or (ii) with respect to the Publication/Presentation Contingent Payment,  such dispute, controversy or claim shall be settled by arbitration by a single arbitrator, who shall be experienced in the business of the Surviving Corporation, to be appointed by mutual consent of Parent and the Stockholders’ Representative pursuant to the rules of the American Arbitration Association and said arbitration shall be conducted in accordance with the rules of such association.  The arbitration shall be held in Orange County, California.  The arbitrator will be instructed that his or her determination cannot be lower than the Final Parent Amount (as adjusted, if at all) or higher than the Final Stockholder Representative Amount (as adjusted, if at all) and the determination of the arbitrator shall be final and binding on the parties.  Each party shall bear its own expense with respect to such arbitration; provided, however, if the final revenue amount determined by the arbitrator is greater than 105% of the Final Parent Amount (as adjusted, if at all), Parent shall bear the entire cost of such arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

(j)            Termination Payment.  Parent may at any time propose to the Stockholders’ Representative that a payment, whether in cash, shares or other consideration (the “Termination Payment”), be made to the Company Stockholders which, upon payment thereof, shall fully release and discharge Parent, its successors and assigns from any further liability or obligation pursuant to this Section 1.12.  If the Stockholders’ Representative determines that the proposed Termination Payment is fair and reasonable, taking into account the risk that the Contingent Payments may not be earned and the present value of the Contingent Payments which have not been paid at such time, then subject to approval thereof by the Company Stockholders to the extent required by law, the Stockholders’ Representative may so agree with Parent and Parent shall make the Termination Payment to the Company Stockholders in accordance with terms agreed with the Stockholders’ Representative and the provisions of Section 1.6 hereof.  Parent may similarly be released from any such liabilities or obligations at any time after the Closing Date if Parent, in its sole discretion, shall elect to make a Termination Payment to the Company Stockholders in an amount equal to the maximum aggregate amount that could thereafter become payable as Contingent Payments if all performance criteria were fully met.

(k)           Interpretation; Amendment.  Any ambiguities or inconsistencies in the provisions of this Section 1.12 may be resolved by written agreement of Parent and the Stockholders’ Representative.  Also, subject to approval of the Company Stockholders to the extent required by law, any or all of the provisions of this Section 1.12 hereof may be amended, modified or supplemented after the Closing Date with the written approval of Parent and the Stockholders’ Representative.

(l)            Contingent Payments Not Royalties.  The Contingent Payments provided for pursuant to this Section 1.12 are provided as a result of bona fide difficulties in determining the value of the Company.  The Contingent Payments represent additional consideration for the Company Common Stock and are not intended to be royalty payments.

(m)          Certain Terms.  As used in this Agreement, the following terms shall have the following meanings:

(i)            “Covered Products” means the following products and services:  (A) Pulmotype, Pulmostrat, Pulmotax, Mammostrat, Mammotax, Ovotax, a product related to head and neck cancer, Mammoquant, Mammostrat erbB2, Mammostrat Basal, Ovostrat, products containing PTK7 antibody and any other products and/or services approved in writing by Parent, (B) any product containing an immunohistochemistry marker identified by utilizing the Company’s antibodies, antibody panels and/or sample depository (e.g., tissue banks), and for which the utility has been validated in at least one sample cohort study for any diagnostic, prognostic or theranostic application in cancer, (C) any product improvements or validation resulting from the utilization of the Company’s antibodies, antibody panels or sample depository of any second generation test currently in development by the Company or Parent at Closing or being marketed by either Parent, its Affiliates or the Company, and (D) any product that results from utilizing the Company’s assets or technology (i.e., validation of new markers (including those in-licensed by Parent) utilizing the Company’s antibodies, antibody panels, samples or algorithms).

(ii)           “Earn-Out Period” means the period commencing on the Closing Date and ending on the earlier to occur of (i) the last day of the tenth full fiscal quarter of Parent following, but not inclusive of, the Test Launch Date or (ii) December 31, 2012.

(iii)          “Major Conferences” means American Society of Clinical Oncology; American Association of Cancer Research; San Antonio Breast Cancer Symposium; Annual Miami Breast Cancer Conference; United States and Canada Academy of Pathology; College of American Pathology; American Society of Clinical Pathology; EORC-NCI-ASCO Annual Meeting on Molecular Markets in Cancer; American Society of Clinical Oncology 2009 Breast Cancer Symposium; ASTRO-ASCO Chicago Multidisciplinary Symposium in Thoracic Oncology; AACR-NCI-EORTC International Conference Molecular Targets and Cancer Therapeutics; AACR-IASLC Joint Conference Molecular Origins of Lung Cancer: Prospects for Personalized Prevention and Therapy; AACR conference regarding Epithelial to Mesenchymal Transition and Cancer Progression and Treatment; Second American Association for Cancer Research — Dead Sea International Conference: From the Laboratory to the Clinic; American Association for Cancer Research Translational Cancer Medicine Meeting; American Association for Cancer Research Annual Meeting; American Association for Cancer Research International Conference on Molecular Diagnostics in Cancer Therapeutic Development; European Organization for Research and Treatment of Cancer Symposium on “Molecular Targets and Cancer Therapeutics”; IASLC/ESMO European Lung Cancer Conference; International Association for the Study of Lung Cancer Conference on Lung Cancer; Society of Gynecologic Oncologists Annual Meeting on Women’s Cancer; Association for Molecular Pathology; College of American Pathologists: “The Pathologist’s Meeting”; International Academy of Pathology — Annual Congress; or such other pathology or oncology conferences designated in writing by Parent as constituting a Major Conference.

(iv)          “Milestone Quarter” means a full fiscal quarter of Parent after, but not inclusive of, the Test Launch Date.

(v)           “Approved Journals” means New England Journal of Medicine, Journal of Clinical Oncology, Journal of the National Cancer Institute,  Clinical Cancer Research, Human Pathology, Modern Pathology, Human Pathology, American Society of Clinical Pathology, Breast Cancer Research, Breast Cancer Research and Treatment, BMC Medicine, BMC Cancer, Cancer Research, Gynecologic Oncology, International Journal of Cancer, Journal of the American Medical Association, Lancet Oncology, The Lancet, Lung Cancer, Nature Medicine, The Oncologist, American Journal of Pathology, Journal of Pathology, Lab. Investigation, American Journal of Surgical Pathology, Histopathology or such other peer-reviewed journals or publications designated in writing by Parent as constituting an Approved Journal.

(vi)          “Limited Revenue” means Revenue derived from (i) the provision of clinical diagnostic testing services to unaffiliated third party pharmaceutical and biotechnology companies that utilizes any of the Company’s markers contained in the Covered Products, antibodies,  antibody panels or sample depository, (ii) the Company’s existing agreements set forth on Part 1.12(m)(vi) of the Company Disclosure Schedule, or (iii) any out-licensing agreements executed by Parent after the Closing with respect to the Covered Products.

(vii)         “Revenue” means revenue, as determined in accordance with GAAP, applied on a basis consistent with the preparation of Parent’s consolidated financial statements, derived from the sale, license, or sublicense of Covered Products by Parent, or its Affiliates

(including, without limitation, the Surviving Corporation), directly or indirectly, to unaffiliated third parties, reduced by Parent’s then applicable historic uncollectible cash rate for each of Parent’s payor classes that comprise such Revenue; provided, however, that total Revenue credited from Limited Revenue for any particular fiscal quarter shall not exceed 30% of total Revenue for such fiscal quarter. For the sake of clarity, Revenue from the sale, license, or sublicense of, or otherwise generated from, each Covered Product shall reflect all Revenue derived from that Covered Product such that, for example, if only three out of five markers in a particular product are non-standard Company markers, the Company shall receive full revenue credit for the sale of all five markers (i.e., the full product) and not just for the three non-standard Company markers.

(viii)        “Test Launch Date” means the date of the official product launch by Parent or its affiliates (including, without limitation, the Surviving Corporation) after the Closing Date of the first diagnostic test product that contains a novel biomarker derived from the Company’s proprietary technologies described in Section 1.12(m)(i)(A).

1.13         Closing Balance Sheet.

(a)           As soon as practicable after the Closing Date, but no later than the thirtieth (30th) day after the Closing Date, the Stockholders’ Representative will deliver to Parent the final balance sheet of the Company as of the close of business on the Closing Date (the “Final Closing Balance Sheet”) and a detailed description of the amount of Transaction Expenses and Company Liabilities as of the close of business on the Closing Date based upon the Final Closing Balance Sheet (the “Final Liabilities”).  If Parent objects to the Stockholders’ Representative’s calculation of the Final Liabilities, Parent shall within twenty (20) Business Days after receipt thereof notify the Stockholders’ Representative of the same in writing, which such notice shall include the basis of such objection in reasonable detail and Parent’s proposed modification of such calculation to the Stockholders’ Representative.  If Parent does not object to such calculation within such twenty (20) Business Day period, the Stockholders’ Representative’s calculation shall be final, conclusive and binding on the parties.

(b)           If the Stockholders’ Representative disagrees with all or any portion of Parent’s proposed modification of the Final Liabilities delivered by Parent pursuant to Section 1.13(a), Parent and the Stockholders’ Representative shall negotiate in good faith to reach an agreement during the fifteen (15) Business Day period following delivery of such proposed modification by Parent.

(c)           If, upon completion of such fifteen (15) Business Day period, Parent and the Stockholders’ Representative are unable to reach an agreement, they shall promptly thereafter cause an independent nationally recognized accounting firm mutually agreed upon by Parent and the Stockholders’ Representative (the “Independent Accountant”), to review this Agreement and the disputed Final Liabilities.  Each of Parent and Stockholders’ Representative shall submit to the Independent Accountant its calculation of the disputed Final Liabilities, and such work papers and other documents and information relating to the calculation of the disputed Final Liabilities as the Independent Accountant may request and are available to that party or its agents and each of the Stockholders’ Representative and Parent will be afforded the opportunity to present to the Independent Accountant any material relating to its proposed calculation of the disputed Final Liabilities and to discuss the same with the Independent Accountant.  The Independent Accountant’s determination of the disputed Final Liabilities shall be limited to either Parent’s or the Stockholders’

Representative’s calculation of the disputed Final Liabilities.  The Independent Accountant shall deliver to the Stockholders’ Representative and Parent, as promptly as practicable, and in any event within thirty (30) Business Days of the submission to the Independent Accountant, a determination of the final disputed Final Liabilities.  Such determination shall be final and binding upon Parent and the Company Stockholders.  The cost of such review shall be paid by the party whose calculation of the disputed Final Liabilities was not adopted by the Independent Accountant.  Any fees and expenses incurred by Parent in connection with its preparation or review of the Final Closing Balance Sheet pursuant to this Section 1.13 and the preparation or review of any notice of objection, as applicable, shall be borne by Parent, and any fees and expenses incurred by the Stockholders’ Representative in connection with its preparation or review of the Final Closing Balance Sheet pursuant to this Section 1.13 and the preparation or review of any notice of objection, as applicable, shall be borne by the Company Stockholders on a pro rata basis.

(d)           The parties hereto agree that they will cooperate and assist in good faith in the preparation of the Final Closing Balance Sheet and the calculation of the Transaction Expenses and Company Liabilities and in the conduct of the reviews referred to in Section 1.13, including, without limitation, making available, to the extent reasonably requested, books, records, work papers and personnel.

(e)           In the event that the Final Liabilities as determined pursuant to this Section 1.13 is greater than the aggregate amount of Transaction Expenses and Company Liabilities taken into account for purposes of determining the Adjustment Shares, Parent shall be entitled to recover such excess by offsetting such excess against the Escrow Shares by canceling that number of Escrow Shares equal in value to the aggregate amount of such Losses, and such recovery shall be made from the escrow fund on a basis proportional to the Escrow Shares contributed under the Escrow Agreement by or on behalf of each Company Stockholder.

1.14         Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

1.15         Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any agreement entered into in connection herewith or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule (which shall qualify the representations and warranties of the Company set forth in this Section 2 and which shall be organized in Parts corresponding to the numbering in this Section 2 with disclosures in each Part specifically corresponding to a particular Section and Subsection of this Section 2), the Company represents and warrants to Parent as follows, as of the date hereof:

2.1           Organization; Standing and Power; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Part 2.1(a) of the Company Disclosure Schedule.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities make such qualification necessary or advisable.

(b)           The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c)           Part 2.1(c) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company, and (iii) the names and titles of the officers of the Company.

(d)           The Company has no Subsidiaries.  The Company does not own and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity.  The Company has not agreed, and is not obligated, to make any future investment in or capital contribution to any Entity.  The Company has not guaranteed nor is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.  Neither the Company nor any of its Stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.

2.2           Certificate of Incorporation and Bylaws; Records.  Except as set forth in Part 2.2 of the Company Disclosure Schedule, the Company has delivered to Parent accurate and complete copies of:  (a) the Certificate of Incorporation and Bylaws, including all amendments thereto of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”).  There have been no formal meetings or other proceedings of the Stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are material to the Company and that are not fully reflected in the Company Constituent Documents.  There has not been any violation of the

Company Constituent Documents, and the Company has not taken any action that is inconsistent with the Company Constituent Documents, either of which would have a Company Material Adverse Effect.  The books of account, stock records, minute books and other records of the Company are accurate and complete in all material respects, and have been maintained in accordance with applicable Laws and prudent business practices.

2.3           Authority; Binding Nature of Agreement.  The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Company Related Agreement to which it is a party, and the execution, delivery and performance by the Company of this Agreement and any Company Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  Upon the execution and delivery by or on behalf of the Company of each Company Related Agreement, such Company Related Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4           Absence of Restrictions and Conflicts; Required Consents.  Except as set forth in Part 2.4 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance by the Company of this Agreement or any of the Company Related Agreements, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Company Related Agreements, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Company Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned, used or controlled by the Company, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Company under any such Company Contract, or charge any fee, penalty or similar payment to the Company under any such Company Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company; or

(f)            Except as set forth in Part 2.4 of the Company Disclosure Schedule, require filing with, notice to or consent from any Person.

2.5           Capitalization.

(a)           The authorized capital stock of the Company consists of:  (i) 30,000,000 shares of Company Common Stock, of which 5,500,313 shares have been issued and are outstanding as of the Closing Date; and (ii) 20,000,000 shares of Company Preferred Stock, (A) 5,777,800 of which have been designated “Series A Convertible Preferred Stock,” of which 5,777,800 shares have been issued and are outstanding as of the Closing Date, (B) 2,976,500 of which have been designated “Series B Convertible Preferred Stock,” of which 2,976,500 shares have been issued and are outstanding as of the Closing Date, (C) 2,500,000 of which have been designated “Series C Convertible Preferred Stock,” of which 1,731,000 shares have been issued and are outstanding as of the Closing Date, and (D) 7,000,000 of which have been designated “Series D Convertible Preferred Stock,” of which 5,865,000 shares have been issued and are outstanding as of the Closing Date.    Each share of Series A Convertible Preferred Stock issued and outstanding as of the Effective time is convertible into 1.15 shares of Company Common Stock; each share of Series B Convertible Preferred Stock issued and outstanding as of the Effective time is convertible into 1.15 shares of Company Common Stock; (iii) each share of Series C Convertible Preferred Stock issued and outstanding as of the Effective time is convertible into 1.15 shares of Company Common Stock; and (iv) each share of Series D Preferred Stock issued and outstanding as of the Effective time is convertible into 1.15 shares of Company Common Stock.  The Company has reserved 18,802,845 shares of Company Common Stock for issuance upon conversion of the Company Preferred Stock.  Except as set forth in Part 2.5 of the Company Disclosure Schedule, all of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable.  All of the outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Options have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts.

(b)           Part 2.5(b) of the Company Disclosure Schedule accurately sets forth: (i) the capitalization of the Company as of immediately prior to the Effective Time, (ii) a detailed list setting forth the name of each holder of Company Common Stock as well as the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, and (iii) the amount of Merger Consideration to which each such holder of Company Common Stock is entitled to pursuant to this Agreement.

(c)           The Company has reserved 3,077,780 shares of Company Common Stock for issuance under the Company Stock Option Plan, of which options to purchase 2,282,000 shares are outstanding as of the Closing Date.

(i)            Part 2.5(c) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option outstanding as of the date hereof (whether vested or unvested):  (A) the name of the holder of such Company Option; (B) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (C) the date on which such Company Option was granted and the term of such Company Option; (D) the vesting schedule for such Company Option; (E)  the exercise price per share of Company Common Stock purchasable under such Company Option; (F) whether (and to what extent) the vesting of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger; and (G) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code.

(ii)           Except for Company Options granted pursuant to the Company Stock Option Plan, there is no:  (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company;  (C) Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (D) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company (clauses (A) through (D) above, collectively “Company Rights”).  The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.  The certificate referred to in Section 1.3(b)(viii) is accurate and complete.

(d)           Part 2.5(d) of the Company Disclosure Schedule lists as of the Closing Date all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the class of any such shares, the lapsing schedule for any such shares, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(e)           The Company is not a party to or bound by any, and, to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

(f)            The Company is not now, nor has it ever been, required to file with the SEC any periodic or other reports, or any registration statement, pursuant to the Securities Act or the Exchange Act.

(g)           Except as set forth in Part 2.5(g) of the Company Disclosure Schedule, each stockholder of the Company is an “accredited investor,” as such term is defined in Rule 501 under the Securities Act.

(h)           Except as set forth in Part 1.5(a) of the Company Disclosure Schedule, each holder of Company Preferred Stock has elected to convert such Person’s shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time.

2.6           Company Financial Statements.

(a)           Part 2.6(a) of the Company Disclosure Schedule includes accurate and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i)            The audited balance sheet of the Company as of December 31, 2008 (the “Balance Sheet”), and the related audited statements of income, stockholders’ equity and cash flow for the period then ended together with the unqualified reports and opinions of Beason & Nalley, Inc. relating thereto;

(ii)           The audited balance sheet of the Company as of December 31, 2007, and the related audited statements of income, stockholders’ equity and cash flow for the period then ended together with the unqualified reports and opinions of Beason & Nalley, Inc. relating thereto;

(iii)          the reviewed balance sheet of the Company as of September 30, 2009 (the “Reviewed Interim Balance Sheet”) and the related reviewed statements of income, stockholders’ equity and cash flow for the nine (9) months then ended; and

(iv)          the Estimated Closing Balance Sheet.

(b)           Each Company Financial Statement:  (i) is complete in all material respects and has been prepared in conformity with (A) the books and records of the Company and (B) GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); and (ii) fairly presents, in all material respects, the financial condition of the Company as of such dates and the results of the Company’s operations, changes in stockholders’ equity and cash flows for the periods then ended.  No financial statement of any Person is required by GAAP to be included in the Company Financial Statements.

(c)           The books and records of the Company (A) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP and (B) are in all material respects complete and correct.

(d)           There are no material liabilities of the Company of any kind whatsoever (absolute, accrued, contingent, determined, determinable or otherwise), whether known or unknown, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except such liabilities or obligations (i) that are fully reflected or provided for in the Balance Sheet or the Reviewed Interim Balance Sheet or the notes thereto, or (ii) that have arisen in the ordinary course of business, consistent with past practice, since the date of the Reviewed Interim Balance Sheet and of a type reflected or provided for in the Reviewed Interim Balance Sheet.

2.7           Absence of Changes.  Since the date of the Reviewed Interim Balance Sheet, and except as set forth in Part 2.7 of the Company Disclosure Schedule:

(a)           no Company Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that will, or could reasonably be expected to, have such a Company Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

(c)           the Company has not declared, accrued, set aside or paid any dividend or made any other distribution or payment to any stockholder, officer or director or any Person with whom any such stockholder, officer or director has any direct or indirect relation, other than the payment of salaries in the ordinary course of business and consistent with past practice, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

(d)           the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the exercise of outstanding Company Options); or (ii) any Company Rights (except for Company Options described in Part 2.5 of the Company Disclosure Schedule);

(e)           the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Stock Option Plan, or (ii) any provision of any Company Contract evidencing any outstanding Company Option;

(f)            no party to any Company Contract has given notice to the Company of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

(g)           there has been no amendment to any of the Company Constituent Documents, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h)           the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(i)            the Company has not made any capital expenditure which exceeds $5,000 individually or $10,000 in the aggregate;

(j)            The Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is a material Contract, (ii) entered into or permitted any of the assets owned or used by it to become bound by any Contract other than in the ordinary course of business, consistent with past practice, or (iii) amended or prematurely terminated, or waived any right or remedy under, any Company Contract;

(k)           The Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, except for sales of inventory in the ordinary course of business and consistent with the Company’s past practices, or (iii) waived or relinquished any right, except in each case for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(l)            the Company has not (i) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, or (ii) increased any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practices);

(m)          the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(n)           the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to an employee of the Company (“Employee”) in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(o)           there has not been any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any current or former director, officer or Employee of the Company, (ii) increase in, or acceleration of, the compensation or benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or Employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable Laws) of any collective bargaining, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan or arrangement covering any Employees, officers, consultants or directors of the Company, or (v) increase in, or acceleration of, compensation, bonus or other benefits payable to any Employees, officers, consultants or directors of the Company other than in the case of this clause (v) in accordance with the Company’s ordinary course of business and consistent with past practice;

(p)           the Company has not changed any of its methods of accounting or accounting practices in any respect;

(q)           there has not been any Tax election made or changed, annual tax accounting period changed, method of tax accounting adopted or changed, amended Tax Returns or claims for Tax refunds filed, closing agreement entered into, Tax claim, audit or assessment settled, or right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(r)            the Company has not threatened, commenced or settled any Legal Proceeding;

(s)           the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

(t)            the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.

2.8           Title to and Sufficiency of Assets.

(a)           The Company has good, valid, transferable and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)           The property and other assets owned by the Company or used under enforceable Contracts or licenses constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Surviving Corporation to conduct its business after the Effective Time in accordance with its past practices and as presently planned to be conducted.

2.9           Inventory.  All of the inventory of the Company (a) was acquired and is sufficient for the operation of its business in the ordinary course consistent with past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business, and (c) is valued on the books and records of the Company at the lower of cost or market value consistent with past practice.  No previously sold inventory is subject to returns in excess of those historically experienced by the Company.

2.10         Bank Accounts; Receivables.

(a)           Part 2.10(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof.

(b)           All accounts receivable of the Company (a) are valid, existing and collectible in a manner consistent with the Company’s past practice, without resort to legal proceedings or collection agencies; (b) represent monies due for goods sold and delivered or services rendered in each case in the ordinary course of business; and (c) are current and, to the Company’s Knowledge, collectable in full when due, and, to the Company’s Knowledge, are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance.  To the Company’s Knowledge, there are no disputes regarding the collectability of any such accounts receivable.

2.11         Real Property.

(a)           The Company does not own, and has never owned, any real property and is not obligated and does not have an option to acquire an ownership interest in any real property.

(b)           Part 2.11(b) of the Company Disclosure Schedule includes a complete list of the Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”).  The Company has made available to Parent complete copies of all Leases.  The Company is not a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, and the Company, to the Company’s Knowledge, is not in violation of any zoning, building, safety or environmental ordinance, acquisition or requirement or Law applicable to such Leased Real Property.  With respect to each Lease, (i) the Lease is legal, valid, binding, enforceable according to its terms and in full force and effect; (ii) neither the Company nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease; (iii) each Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, except as may result from actions that may be taken following the Closing; and (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.

(c)           No damage in excess of $10,000 has occurred with respect to any of the Real Property for which the Company may be liable.  The improvements and fixtures on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

(d)           The premises leased pursuant to each Lease are supplied with utilities and other services necessary for the operation of such premises.

(e)           To the Knowledge of the Company, except for the Permitted Encumbrances, no Real Property is subject to (i) any Encumbrances, (ii) any decree or order of a Governmental Body (or threatened or proposed decree or order of a Governmental Body), or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

2.12         Personal Property.

(a)           Except as set forth on Part 2.12(a) of the Company Disclosure Schedule, all items of tangible personal property and assets of the Company (i) are free of defects and in good operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear, (ii) were acquired and are usable in the regular and ordinary course of business, and (iii) are located at the Real Property.

(b)           No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Company’s business, except for the leased equipment, property or assets listed on Part 2.12(b) of the Company Disclosure Schedule.

(c)           Part 2.12(c) of the Company Disclosure Schedule sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company having a book value of more than $5,000.

2.13         Intellectual Property.

(a)           Part 2.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Registered Intellectual Property.  Each inventor named on the patents and patent applications listed on Part 2.13(a) of the Company Disclosure Schedule, alone or together with any joint owners, has executed an agreement agreeing to assign or actually assigning his or her entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to Company, alone or together with any joint owners as appropriate. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Bodies for the purpose of maintaining such Company Registered Intellectual Property.  The licensing by the Company of any Company Intellectual Property has been subject to commercially reasonable quality control.

(b)           Except as set forth in Part 2.13(b) of the Company Disclosure Schedule, the Company owns, or is licensed or otherwise has the right to use, free and clear of any Encumbrances, all Intellectual Property used in connection with the operation and conduct of its business.

(c)           Part 2.13(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company Proprietary Software.  Except as set forth in Part 2.13(c) of the Company Disclosure Schedule, (i) the Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all Encumbrances And (ii) no portion of the Company Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party.

(d)           Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, all Company Intellectual Property which the Company purports to own was developed by (i) an Employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property rights in the Company Intellectual Property.  Except as set forth in Part 2.13(d), each current and former Employee, officer and consultant of the Company has executed a Confidentiality & Invention Assignment Agreement (or similar agreement) in substantially the form provided to the Parent and no such Employee, officer or consultant has excluded works or inventions made prior to his or her employment or engagement, as applicable, with the Company from his or her assignment of inventions pursuant to such Confidential & Invention Assignment Agreement (or similar agreement).  The Company has not utilized, and does not believe it will be necessary to utilize, any inventions of any of its Employees made prior to or outside the scope of their employment with the Company.  To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)           Except as set forth in Part 2.13(e) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party.  To the Knowledge of the Company, no Person has infringed upon or violated, or is infringing upon or violating, any Company Intellectual Property.

(f)            Each item of Company Intellectual Property is valid and subsisting.  Except as set forth in Part 2.13(f) of the Company Disclosure Schedule, the Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product or service of the Company related thereto.

(g)           Except as set forth in Part 2.13(g) of the Company Disclosure Schedule, none of the source code of the Company has been published or disclosed by the Company, except pursuant to a written non-disclosure agreement that is in the standard form used by the Company or similar agreement requiring the recipient to keep such source code or trade secrets confidential, or, to the

Knowledge of the Company, by any third party to any other third party except pursuant to licenses or other Contracts requiring such third party to keep such trade secrets confidential.  The current standard form of non-disclosure agreement used by the Company has been provided to Parent prior to the date of this Agreement.

(h)           Except as set forth in Part 2.13(h) of the Company Disclosure Schedule, the Company has taken reasonable steps to protect its rights in the Confidential Information and any trade secret or confidential information of third parties used by the Company, and, except under confidentiality obligations, to the Knowledge of the Company,  there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.

2.14         Contracts.

(a)           Part 2.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Contracts currently in force to which the Company is a party or under which the Company has continuing liabilities and/or obligations:

(i)            each Contract relating to the employment of, or the performance of services by, any Person, including any Employee, consultant or independent contractor;

(ii)           each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property;

(iii)          all Contracts that (A) limit, or purport to limit, the ability of the Company, or any officers or directors, Employees, stockholders or other equity holders, agents or representatives of the Company (in their capacities as such) to compete in any line of business or with any Person or in any geographic area or during any period of time; (B) would by their terms purport to be binding upon or impose any obligation upon Parent or any of its Affiliates (other than the Surviving Corporation or its Subsidiaries); (C) contain any so called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties; or (D) provide for “exclusivity,” preferred treatment or any similar requirement or under which any of the Company is restricted, or which after the Closing would restrict Parent or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development;

(iv)          each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)           each Contract relating to the acquisition, issuance or transfer of any securities;

(vi)          bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages or other similar Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;

(vii)         each Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(viii)        each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(ix)           each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x)            each Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xi)           each Contract constituting or relating to a Government Contract or Government Bid;

(xii)          each Contract providing for “earn outs,” “performance guarantees” or other similar contingent payments, by or to the Company involving more than $10,000 over the term of any such Contract;

(xiii)         Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $10,000;

(xiv)        Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xv)         Contracts granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xvi)        Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(xvii)       Contracts with Customers or Suppliers;

(xviii)      outstanding powers of attorney empowering any Person to act on behalf of the Company;

(xix)         each Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices; and

(xx)          any other Contract that (A) contemplates or involves (1) the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000 in the aggregate, or (2) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $5,000 in the aggregate, (B) has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company, or (C) is material to the Company, individually or in the aggregate..

(b)           The Company has delivered to Parent accurate and complete copies of all written Company Contracts.  Part 2.14(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form.  Each Company

Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms.  Except as set forth in Part 2.14(b) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company, the Surviving Corporation, Parent or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Company Contract.

(c)           There is no term, obligation, understanding or agreement that would modify any term of a written Company Contract or any right or obligation of a party thereunder which is not reflected on the face of such Contract.

(d)           Except as set forth in Part 2.14(d) of the Company Disclosure Schedule, the Company has not violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any default under, any Company Contract.

(e)           To the Knowledge of the Company, and except as set forth in Part 2.14(e) of the Company Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract.

(f)            The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.

(g)           The Company has not waived any of its rights under any Company Contract.

(h)           No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

(i)            Except as set forth on Part 2.14(i) of the Company Disclosure Schedule, the Company Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted.

(j)            Part 2.14(j) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

2.15         Compliance with Laws; Governmental Authorizations.

(a)           The Company is, and has at all times been, in material compliance with all applicable Laws.  The Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law.

(b)           The Company has adopted an employee handbook and policy that is applicable to all employees of the Company, including its officers, that is designed to deter wrongdoing and illegal business practices, to promote ethical conduct and to ensure compliance with applicable Laws.

(c)           Part 2.15(c) of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations.  The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as presently planned to be conducted.  The Company is in compliance with the terms and requirements of the Governmental Authorizations held by it.  The Company has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.  Part 2.15(c) of the Company Disclosure Schedule identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Surviving Corporation or its Subsidiaries at the Effective Time.

(d)           Except as set forth in Part 2.15(d) of the Company Disclosure Schedule, the Company has not applied, and is not certified, for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)), are referred to collectively as the “Governmental Programs”), nor does the Company bill or receive payments from private, non-governmental programs (including any private insurance program) (such private, non-governmental programs are referred to collectively as “Private Programs”).  To the Knowledge of the Company, there are no pending or threatened investigations, audits or other actions, relating to the Company’s participation in any Governmental Program or Private Program, nor have their been any within the last three (3) years.

(e)           No Governmental Program or Private Program (collectively, “Payment Program”) has imposed in the last three (3) years a fine, penalty or other sanction on the Company.  The Company has not been excluded in the last three (3) years from participation in any Payment Program.

(f)            All of the Company’s tests, assays and other activities offered for patient testing comply with all regulations and/or standards prescribed and/or endorsed by the College of American Pathologists.

(g)           None of the Company nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company:

(i)            has been convicted of or has been charged by any Governmental Body or by any third party on behalf of any Governmental Body with any violation of any Law related to any Governmental Program;

(ii)           has been convicted of, or has been charged by any Governmental Body with any violation of any Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(iii)          is or has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of any Law that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

2.16         Other Regulatory Matters.

(a)           The Company has not received any notice or other communication from any Governmental Body (i) contesting the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Law by the Company with respect to any Company Product.

(b)           There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Body with respect to any of the Company Products and the Company has not, either voluntarily or at the request of any Governmental Body, provided post-sale warnings regarding any Company Product.

(c)           All filings with and submissions to any Governmental Body made by the Company with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(d)           As to each Company Product subject to FDA regulation or similar legal provisions in any foreign jurisdiction, to the Knowledge of the Company, each such Company Product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed or commercialized in material compliance with all applicable Laws and FDA requirements, including, but not limited to, those relating to investigational use, investigational device exemption, premarket notification, premarket approval, good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security.  To the Knowledge of the Company, all manufacturing facilities of the Company are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

(e)           All preclinical and clinical trials conducted, supervised or monitored by the Company have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Body, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.  The Company has consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by the Company.  In no clinical trial conducted, supervised or monitored by the Company has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company.

(f)            Part 2.16(f) of the Company Disclosure Schedule sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company with respect to any Company Product.  All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time.  The Company has heretofore provided to Parent all correspondence and contact information between the Company and the FDA or any other Governmental Bodies regarding the Company Products, and, to the extent provided to the Company, between the FDA and other Governmental Bodies relating thereto.

2.17         Privacy and Data Protection.

(a)           The Company, with respect to its collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of any and all data and information (“Company Data”) including, without limitation, any and all data or information collected, used, stored, transferred, retained, deleted, destroyed, disclosed or processed with respect to any of its customers or prospective customers (“Customer Data”), is not and has not been in violation of:

(i)            Accepted industry practice and standards as are known in the information security industry to protect, physically and electronically, information and assets from unauthorized disclosure, access, use, dissemination or modification;

(ii)           The “Red Flags Rule” promulgated by the United States Federal Trade Commission for the prevention and detection of identity theft; and

(iii)          All applicable federal, state, provincial or foreign Laws relating to privacy and data protection, including but not limited to the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws (collectively, “HIPAA”), Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data, and the United Kingdom Data Protection Act of 1998.

(b)           The Company is not a party to or the subject of any pending and served or, to the Knowledge of the Company, pending and not served or threatened Legal Proceeding, which involves or relates to a claim against the Company, of any breach, misappropriation, unauthorized disclosure, access, use, dissemination, modification or any similar violation or infringement of any Company Data, including, without limitation, any Customer Data.

(c)           The Company has no Knowledge of any actual, suspected or threatened (i) breach, misappropriation, or unauthorized disclosure, access, use, dissemination or modification of any Company Data, including, without limitation, any Customer Data; or (ii) material breach or violation of any of the policies, programs, procedures, contracts and systems described in Section 2.17(a) above that is ongoing or occurred during the last three years.

2.18         Tax Matters.

(a)           All Tax Returns due to have been filed by the Company through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects.

(b)           All Taxes, deposits and other payments for which the Company has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company, as applicable.

(c)           The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(d)           There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company.

(e)           All Tax deficiencies asserted as a result of any examination by a Governmental Body of a Tax Return of the Company have been paid in full, accrued on the books of the Company, or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(f)            No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or threatened.

(g)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or stockholder thereof or other third party.

(h)           There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(i)            There are no Encumbrances for Taxes with respect to the Company or the assets or properties of the Company, nor is there any such Encumbrance that is pending or, to the Knowledge of the Company, threatened.

(j)            The Company is not a party to or bound by any Tax allocation or sharing agreement.

(k)           The Company has not been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(l)            The Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)          None of the Tax Returns described in Subsection (a) of this Section 2.18 contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(n)           The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law)

(o)           The Company is, and has at all times been, in material compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(p)           The Company has not, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability.

(q)           The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(r)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(s)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(t)            The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

2.19         Company Benefit Plans.

(a)           Part 2.19(a) of the Company Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan.  Any special tax status or tax benefits for plan participants enjoyed or offered by a Company Benefit Plan or ERISA Affiliate Plan is noted on such schedule.

(b)           With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Part 2.19(a) of the Company Disclosure Schedule, the Company has heretofore delivered to Parent true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the Internal Revenue Service (“IRS”) with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests for the most recent three (3) full plan years, the three (3) most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), the three (3) most recent actuarial reports or valuations (if applicable) and such other documentation with respect to any Company Benefit Plan or ERISA Affiliate Plan (whether current or not) as is reasonably requested by Parent.

(c)           The records of the Company accurately reflect the employment or service histories of its Employees, independent contractors, contingent workers and leased employees, including their hours of service.

(d)           To the Knowledge of the Company, and with respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Surviving Corporation, its Subsidiaries or Parent to any material liability and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Surviving Corporation, its Subsidiaries or Parent to any liability.  The Company has not incurred any excise taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Surviving Corporation, its Subsidiaries or Parent to any such taxes.  The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code.  No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor has the Company or any of its ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.

(e)           Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in material compliance with all Applicable Benefit Laws.  The Company has performed and complied in all material respects with all of its obligations under or with respect to the Company Benefit Plans.  To the Knowledge of the Company, the Company has not incurred, and no fact exists that reasonably could be expected to result in, any liability to the Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice).  There are no current or, to the Knowledge of the Company, threatened or reasonably foreseeable Encumbrances on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(f)            To the Knowledge of the Company, no fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan or ERISA Affiliate Plan that is intended to be tax-exempt and each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the IRS will issue a favorable determination letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination letter that could adversely affect the qualified status of any such plan.

(g)           There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Body with respect to any Company Benefit Plan or ERISA Affiliate Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered.  All benefit claims will be paid in accordance with Applicable Benefit Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h)           All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Company Financial Statements.

(i)            With respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the Company Financial Statements.  Except as set forth on Part 2.19(i) of the Company Disclosure Schedule, no Company Benefit Plan provides or has ever provided benefits, including death, medical or health benefits (whether or not insured), after an Employee’s termination of employment, and the Company does not have any liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and

Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) death benefits or retirement benefits under any employee pension benefit plan, (C) deferred compensation benefits, reflected as liabilities on the Company Financial Statements, or (D) benefits the full cost of which is borne by the current or former Employee (or the employee’s beneficiary).

(j)            Except as otherwise provided for herein, the effectiveness of the Merger will not result (either alone or in combination with any other event) in:  (i) any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Company; (ii) any cancellation of indebtedness owed to the Company by any Employee, officer, director or consultant of the Company; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, director or consultant of the Company; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)           Except as otherwise provided in Part 2.19(k) of the Company Disclosure Schedule, the Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws.  Each Company Benefit Plan may be amended or terminated in accordance with its terms without liability to the Surviving Corporation, its Subsidiaries or Parent.

(l)            Part 2.19(l) of the Company Disclosure Schedule identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 (each a “NQDC Plan”).  With respect to each NQDC Plan, it either (A) has been operated in material compliance with Code Section 409A and associated Treasury Department guidance since January 1, 2005, such that no person has or will incur any additional tax under Section 409A(a)(1)(B) with respect to his or her participation in a NQDC Plan, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.  Each Company Option (i) has an exercise price that has never been and may never be less than the fair market value of the underlying shares as of the date such Company Option was granted, or as of the date such Company Option was modified within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(v); (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option; and (iii) was granted with respect to a class of stock of the Company that is “service recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii).  Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

2.20         Employee Matters.

(a)           Part 2.20(a)(1) of the Company Disclosure Schedule contains a list of all Employees as of the date hereof, and accurately reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.  All of the Employees are “at will” employees.  Part 2.20(a)(2) of the Company Disclosure Schedule lists all Employees who are not citizens of the United States and identifies the visa or other similar permit under which such Employee is working and the dates of issuance and expiration of such visa or other similar permit.

(b)           Part 2.20(b) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

(c)           Part 2.20(c) of the Company Disclosure Schedule contains a list of all independent contractors used by the Company as of the Closing Date, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor for calendar year 2009, work location and address.  Each independent contractor listed on Part 2.20(c) has the requisite Governmental Authorizations required to provide the services such independent contractor provides the Company, as applicable.

(d)           The Company is, and has at all times been, in material compliance with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Laws for job applicants and employee background checks, meal and rest period for Employees, accrual and payment of vacation pay and paid time off, classifying Employees as exempt or non-exempt, crediting all non-exempt Employees for all hours worked, deductions from final pay of all terminated Employees and classifying independent contractors.

(e)           The Company has not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated hereby or otherwise.

2.21         Labor Matters.

(a)           No Employee, since becoming an Employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Body.  The Company is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group.  No representation election petition or application for certification has been filed by employees of the Company or is pending with the NLRB or any other Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company has occurred, is in progress or, to the Knowledge of the Company, is threatened.  The Company is not a federal or state contractor.

(b)           The Company is not and has never been engaged in any unfair labor practice and there is no pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind.  The Company is in material compliance with all Labor Laws.  No citations, claims, complaints, grievances, charges, disputes, proceedings, examinations, audits, inquiries, investigations or other actions have been issued or filed or are pending or, to the Knowledge of the Company, threatened under the Labor Laws with respect to the Company.  The Company has good labor relations, and the Company has no reason to believe that (i) the consummation of the transactions contemplated by this Agreement will have a material adverse effect on the Company’s labor relations, or (ii) any of the Employees intends to terminate his or her employment with the Company.

(c)           The Company has not effectuated (i) a “plant closing” (as defined in the WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN) affecting any site of employment or facility of the Company.  The Company has not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN.  None of the Employees has suffered an “employment loss” (as defined in the WARN) in the ninety (90) days prior to the Closing Date and neither Parent nor the Surviving Corporation will incur any liability or obligation under the WARN if, during the ninety (90) day period immediately following the Closing Date, only terminations in the normal course occur.  No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

The Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.  The Company has provided Parent with a copy of the policies of the Company for providing leaves of absence under FMLA and their FMLA notices.

2.22         Environmental Matters.

(a)           The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof.  All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.22(a) of the Company Disclosure Schedule.

(b)           The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future.

(c)           To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.

(d)           Part 2.22(d) of the Company Disclosure Schedule sets forth a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Body or other third party) which were issued or conducted during the past five (5) years and which the Company has Knowledge of and possession of or access to.  A complete and accurate copy of each such document has been provided to Parent.  The company has provided to Parent true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters.

(e)           The Company has not entered into or agreed to enter into, or has any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(f)            The Company has not at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws.  To the Knowledge of the Company, the Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company or the employees, agents or representatives thereof or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Material of Environmental Concern was Released.

(g)           To the Knowledge of the Company, no improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset.  The Company has not imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws.

2.23         Insurance.  Part 2.23 of the Company Disclosure Schedule sets forth a true, complete and accurate list of all insurance policies and fidelity bonds for the current policy year relating to the Company and its Employees, officers and directors.  The Company maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations.  The Company has not received notice of termination or cancellation of any such policy.  The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.  All premiums required to be paid with respect thereto covering all periods up to and including the Effective Time have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations.  The Company does not have any material obligation for retrospective premiums for any period prior to the Effective Time.  All such policies are in full force and effect and will remain in full force and effect up to and including the Effective Time, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions.  No insurer has put the Company on notice that coverage will be denied with respect to any claim submitted to such insurer by the Company.  There are no material claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.24         Related Party Transactions.  Except as set forth in Part 2.24 of the Company Disclosure Schedule, no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company.  No Related Party is, or has been, indebted to the Company.  No Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company.  No Related Party is competing, or has at any time competed, directly or indirectly, with the Company.  No Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an Employee).

2.25         Legal Proceedings; Orders.

(a)           There is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding:  (i) that involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Company Related Agreements.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject nor, to the Knowledge of the Company, has any such order, writ, injunction, judgment or decree been threatened.  To the Knowledge of the Company, no officer or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

2.26         Customers and Suppliers.  Part 2.26 of the Company Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Company’s Customers and Suppliers by dollar amount.  The Company maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any such Customer or Supplier.  No Customer (or former Customer) or Supplier (or former Supplier) during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or to decrease such Customer’s usage of the Company’s services or products or such Supplier’s supply of services or products to the Company.  The Company has not received any notice and the Company does not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

2.27         Product and Service Warranties.

(a)           The Company does not make any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by it, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty.  To the Knowledge of the Company, all goods manufactured, sold, leased, licensed or delivered, or services provided by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties.

(b)           Adequate reserves for any expense to be incurred by the Company as a result of any express or implied warranty or guaranty as to goods sold, leased or licensed, or services provided by, the Company prior to the Effective Time are reflected on the Company Financial Statements.

2.28         Finder’s Fee.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, or officer, member, director or employee of the Company, or any Affiliate of the Company.

2.29         Certain Payments.  Neither the Company, nor any manager, officer, Employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a)           used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c)           made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d)           performed any favor or given any gift which was not deductible for federal income tax purposes;

(e)           made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f)            agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

2.30         Company Action.

(a)           The Board of Directors of the Company (pursuant to written consent or at a meeting duly called and held in accordance with the Company Constituent Documents) after due deliberation has (i) unanimously determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) determined that the consideration to be paid for each outstanding Company Security in the Merger is fair to and in the best interests of the Company and its stockholders, and (iii) unanimously recommended the approval of this Agreement by the stockholders of the Company.

(b)           The affirmative vote of (i) holders of a majority of the outstanding shares of Company Common Stock, and (ii) voting together as a single class, the holders of a majority of the outstanding shares of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, and the Series D Preferred Stock, in favor of adopting this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or consummate the Merger.

2.31         Reorganization.  As of the Closing Date, the Company has no reason to believe that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

2.32         Full Disclosure.  Neither this Agreement nor the Company Disclosure Schedule (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

As an inducement to Merger Sub and Parent to enter into this Agreement, each Stockholder severally represents and warrants to Merger Sub and Parent as follows, as of the date hereof:

3.1           Ownership.  Such Stockholder holds of record and owns beneficially, free and clear of any Encumbrances or any other restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), the Company Securities set forth opposite such Stockholder’s name on Part 2.5(b) of the Company Disclosure Schedule.  Except for this Agreement, such Stockholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Company Securities or any options exercisable for the Company Securities.  Such Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company Securities.

3.2           Authorization of Transactions.  Such Stockholder has full legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Stockholder is a party, and to perform his or her obligations hereunder and thereunder.  This Agreement and the other documents contemplated hereby to which such Stockholder is a party have been or will be duly executed and delivered by such Stockholder and constitute, or when executed and delivered will constitute, the valid and binding agreements of such Stockholder, enforceable in accordance with their terms.

3.3           Absence of Conflicts.  Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which such Stockholder is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Encumbrance upon the Company’s capital stock or assets under or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Stockholder is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Stockholder is subject.

3.4           Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Stockholder, threatened against or affecting such Stockholder, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Stockholder’s performance under this Agreement, the other agreements contemplated hereby to which such Stockholder is a party or the consummation of the transactions contemplated hereby or thereby, and there is no basis for any of the foregoing.

3.5           Brokerage.  There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of such Stockholder.

3.6           Accredited Investor.  Such Stockholder is an “accredited investor,” as such term is defined in Rule 501 under the Securities Act.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows, as of the date hereof:

4.1           Corporate Existence and Power.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition or results of operations.

4.2           Authority; Binding Nature of Agreement.  Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and under each Parent Related Agreement to which either of them is a party, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Parent Related Agreement to which either of them is a party (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors.  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.  Upon the execution and delivery by or on behalf of Parent or Merger Sub of each Parent Related Agreement to which it is a party, such Parent Related Agreement will constitute the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms.

4.3           Absence of Restrictions; Required Consents.  Neither (1) the execution, delivery or performance by Parent or Merger Sub of this Agreement or any of the Parent Related Agreements, nor (2) the consummation of transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Parent Constituent Documents or the Merger Sub Constituent Documents; or

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Parent Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned, used or controlled by Parent and Merger Sub, is subject.

4.4           SEC Filings.  Since January 1, 2008 Parent has filed with the SEC all required reports and filings under the Securities Act and Exchange Act (the “Parent SEC Documents”).  As of the time of filing with the SEC (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Parent is in compliance, in all material respects, with the applicable listing rules of NASDAQ and has not since January 1, 2009 received any written notice from NASDAQ asserting any non-compliance with such rules.

4.5           Valid Issuance.  Subject to Section 1.6(c), the shares of Parent Common Stock to be issued pursuant to Section 1.6(a) will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.6           Reorganization.  As of the Closing Date, neither the Parent nor Merger Sub have any reason to believe that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

4.7           Full Disclosure.  This Agreement does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

SECTION 5
CERTAIN COVENANTS AND AGREEMENTS

5.1           S-3 Registration Statements.

(a)           Parent agrees to use commercially reasonable efforts to register the Closing Merger Shares with the SEC on a registration statement on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) (a “Registration Statement”) no later than the six-month anniversary of the Closing.

(b)           Parent agrees to use commercially reasonable efforts to register the Contingent Merger Shares issued to the Company Stockholders, if any, with the SEC on a Registration Statement within six months following the earlier to occur of (i) the complete achievement of both the Publication/Presentation Contingency Milestone and the Revenue Contingent Milestone or (ii) the expiration of the applicable time period for the complete achievement of the Revenue Contingent Milestone. If upon complete achievement of the Publication/Presentation Contingency Milestone, Parent, in its sole and absolute discretion, determines that the Revenue Contingent Milestone will not be completely achieved within the following six months, Parent shall use commercially reasonable efforts to register with the SEC on a Registration Statement within six months the Continent Merger Shares issued to the shareholders in connection with the complete achievement of the Publication/Presentation Contingency Milestone.

(c)           Parent shall cause each Registration Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of NASDAQ.

(d)           Parent shall pay all expenses of registration of the Closing Merger Shares and the Contingent Merger Shares, if applicable, except brokerage commissions, legal expenses, and such other expenses as may be required by law to be paid by the Company Stockholders, which commissions and expenses shall be paid by the party by which such expenses are incurred.

(e)           Parent will promptly notify the Stockholders’ Representative upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus:  (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of a Registration Statement or amendments or supplements to a Registration Statement or any related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of the shares of Parent Common Stock registered pursuant to Sections 5.5(a) or (b) for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in a Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in a Registration Statement, related prospectus or documents so that (or Parent otherwise becomes aware of any statement included in a Registration Statement, related prospectus or document that is untrue in any material respect or that requires the making of any changes in such Registration Statement, related prospectus or document so that), in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) Parent’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate (in which event Parent will promptly make available to the Stockholders’ Representative any such supplement or amendment to a Registration Statement and, as applicable, the related prospectus).

(f)            Upon written notice to the Stockholders’ Representative, Parent may, not more often than four times during any fiscal year of Parent, suspend use of a Registration Statement for a period of up to thirty (30) days.  Any sales of shares of Parent Common Stock pursuant to a Registration Statement shall be subject to Parent’s insider trading policy and procedures, as applicable, and the provisions of the Lock-Up Agreement.

5.2           S-8 Registration Statement.  As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 with the SEC covering the issuance of all shares of Parent Common Stock issuable upon exercise of any Company Option assumed by Parent in connection with the Merger.

5.3            Non-Competition; Non-Solicitation.  As a condition precedent to Merger Sub and Parent entering into and performing their obligations under this Agreement, the parties agree as follows:

(a)   With respect to each of Douglas Ross and Robert S. Seitz (the “Management Stockholders”), for a period of three (3) years after the Closing Date (the “Non-Competition Period”), no Management Stockholder shall, in every county, city or other geographic location in the United States, directly or indirectly, (i) for such Management Stockholder or for any other Person provide cancer immunohistochemistry diagnostic, theranostic and prognostic testing services (including, without limitation, identification or development of immunohistochemistry diagnostic markers and development and performance of immunohistochemistry-based diagnostic tests) that compete, directly or indirectly, with the business of the Parent, the Company or their respective Affiliates as currently conducted or contemplated (the “Prohibited Services”), or (ii)  participate in, assist, aid or advise in any way any Person that provides the Prohibited Services; provided, that nothing herein shall prohibit any Management Stockholder from (i) providing services (other than Prohibited Services) as an employee or consultant of an entity that has multiple divisions, which includes a division that is in competition with Parent or its Affiliates, so long as the Management Stockholder does not perform services for, advise or otherwise assist the division that is in competition with Parent or its Affiliates, or (ii) performing any services for the Parent or its Affiliates, including, but not limited to, the Surviving Corporation.

(b)   During the Non-Competition Period, each Management Stockholder (and with respect to the following subclauses (i) and (ii), each other Stockholder) shall not directly and shall not cause or assist another Person to (i) solicit the business of a customer with which the Company is conducting business at that time or has conducted business within the previous twelve (12) months or (ii) hire, solicit, take away, or attempt to hire, solicit, or take away (either on behalf of the Management Stockholder or on behalf of any other Person) any Person who (A) is then an employee of the Company or any Affiliate of the Company or (B) has terminated his or her employment with the Company or any Affiliate of the Company within the previous twelve (12) months.

(c)   If, at the time of enforcement of this Section 5.3, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(d)   Each of the Stockholders recognizes and affirms that in the event of breach by him, her or it of any of the provisions of this Section 5.3, money damages would be inadequate and Parent and the Surviving Corporation would have no adequate remedy at law.  Accordingly, each of the Stockholders agrees that Parent and the Surviving Corporation shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and each of the Stockholders’ obligations under this Section 5.3 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 5.3.

(e)   Notwithstanding anything in this Agreement to the contrary, the non-competition and non-solicitation provisions set forth in Section 5.3(a) and Section 5.3 (b), respectively, shall be without effect on a Management Stockholder if, and only if, such Management Stockholder is terminated without cause by Parent or one of its Affiliates, including, but not limited to, the Surviving Corporation.

5.4           Release.

(a)   At the Effective Time, except with respect to a claim (a) arising out of this Agreement, (b) for compensation or benefits relating to employment by the Company which is accrued as a current liability on the Estimated Balance Sheet or (c) occurring after the Closing Date, each Stockholder hereby irrevocably waives, releases and discharges Parent, Merger Sub, the Company, the Surviving Company and their respective Affiliates from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and such Stockholder shall not seek to recover any amounts in connection therewith or thereunder from any such Person.  Without limiting the generality of the foregoing, each Stockholder waives all rights under California Civil Code Section 1542 (and other similar state statute), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Stockholder also hereby waives the benefits of, and any rights such Stockholder may have under, any statute or common law principle of similar effect in any jurisdiction.

Notwithstanding anything to the contrary in this Agreement, the foregoing release shall not cover, and the Stockholders do not intend to release, any rights of indemnification under the Company’s Certificate of Incorporation or Bylaws, as applicable, rights to directors and officers liability insurance, or any indemnification rights and obligations the Company may have with respect to a Stockholder under an employment agreement between such Stockholder and the Company.

Such released liabilities shall include, without limitation, any right to recover against Parent, the Company or the Surviving Company for any indemnification claims made against or paid by any Stockholder pursuant to Section 6.

5.5           Covered Products.  Until the earlier of (a) the date of payment of a Termination Payment or (b) the end of the Earn-Out Period, the Company shall use commercially reasonable efforts to market, sell, license or sublicense the Covered Products.

SECTION 6
INDEMNIFICATION

6.1           Indemnification Obligations of the Stockholders.

(a)           From and after the Closing, the Company Stockholders, jointly and severally, shall hold harmless and indemnify each of the Indemnified Parties from and against, and shall compensate and reimburse each of the Indemnified Parties for, any and all Losses arising out of or relating to:

(i)            any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement (other than Section 3) or any other Company Related Agreement (such Losses to be determined without giving effect to any “material,” “Material Adverse Effect” or similar qualifications, thresholds or exceptions set forth in any such representation or warranty, so that, subject to the limitations set forth in this Section 6, including specifically but without limitation the Parent Basket, Losses shall be determined from “dollar one”);

(ii)           any breach of any covenant, agreement or undertaking made by the Company in this Agreement or in any Company Related Agreement;

(iii)          any of the Company Benefit Plans in respect of or relating to any period ending on, prior to, or after the Closing Date, including the termination of the Company Benefit Plans;

(iv)          (A) any provision of any Environmental Law and arising out of, or relating to, (1) any act or omission of the Company or any of its employees, agents or representatives on or prior to the Closing Date or (2) the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used in the business of the Company (whether currently or previously owned or leased by the Company or any Affiliate), including arising from any Release of any Materials of Environmental Concern or off-site shipment of any Materials of Environmental Concern at or from such real property, plant, facility, site, area or property or (B) mold or any other environmental matter or condition arising on or prior to the Closing Date;

(v)           pending suits, actions, investigations or other legal, governmental or administrative proceedings set forth on, or required to be set forth on, Part 2.25 of the Company Disclosure Schedule;

(vi)          any demands by any Company Stockholder under Section 262 of the DGCL;

(vii)         the amount of any Transaction Expenses in excess of the amount certified by the Chief Executive Officer of the Company pursuant to Section 1.3(c);

(viii)        the amount of any Company Liabilities in excess of the amount certified by the Chief Executive Officer of the Company pursuant to Section 1.3(c); or

(ix)           the agreements set forth on Exhibit 1.3(b)(x).

(b)           From and after the Closing, each Stockholder, severally and not jointly, shall hold harmless and indemnify each of the Indemnified Parties from and against, and shall compensate and reimburse each of the Indemnified Parties for, any and all Losses arising out of or relating to any inaccuracy in or breach of any representation or warranty of such Stockholder set forth in Section 3 of this Agreement;

(c)           In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation of the Company, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy, breach or alleged breach.

(d)           The Company Stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any liability to which such Company Stockholders may become subject under or in connection with this Agreement or the Escrow Agreement.

6.2           Indemnification Procedure.

(a)           In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnified Parties may be entitled to indemnification or any other remedy pursuant to this Section 6, Parent shall promptly give the Stockholders’ Representative and the Escrow Agent written notice of such claim or Legal Proceeding (a “Claim”); provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the Indemnified Parties’ rights to indemnification under this Section 6 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

(b)           Within ten (10) days of delivery of such written notice, the Stockholders’ Representative may elect (by written notice delivered to Parent) to take all necessary steps to properly contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement if the Stockholders’ Representative acknowledges to Parent the Indemnified Party’s right to indemnity pursuant to this Agreement for Losses incurred by the Indemnified Party as a result of such Claim (subject to the limitations contained in this Agreement).  If the Stockholders’ Representative makes the foregoing election, an Indemnified Party will have the right to participate at its own expense in all proceedings.  If the Stockholders’ Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnified Party shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Stockholders’ Representative of the progress of any such Claim, will permit the Stockholders’ Representative, at the sole cost of the Stockholders’

Representative, to participate in such prosecution or defense and will provide the Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

(c)           Notwithstanding the foregoing, if a Claim includes Losses equal to an amount in excess of the value of the Escrow Shares on the date of the Claim, or relates to any Intellectual Property or other intellectual property issues, Parent shall have the right, at its election, to proceed with the defense of such Claim or Legal Proceeding on its own.  In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim.

(d)           The Stockholders’ Representative must obtain the prior written consent of the Indemnified Party prior to (i) ceasing to defend any Claim or Legal Proceeding or (ii) entering into any settlement with respect to a Claim or Legal Proceeding.  In the event that the Stockholders’ Representative receives such consent with respect to the Stockholders’ Representative’s ceasing to defend a Claim or Legal Proceeding, Parent shall have the right, at its election, to proceed with the defense of such Claim or Legal Proceeding on its own.  If Parent proceeds with the defense of any such Claim or Legal Proceeding all reasonable expenses relating to the defense of such Claim or Legal Proceeding shall be satisfied first out of the Escrow Shares in the manner set forth in the Escrow Agreement.

6.3           Survival Period.  The representations and warranties made by the Company herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, eighteen (18) months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 2.1 (Organization; Standing and Power; Subsidiaries), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.5 (Capitalization), and Section 2.28 (Finder’s Fee) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, (b) each of the representations and warranties contained in Section 2.10 (Intellectual Property), Section 2.17 (Privacy and Data Protection), Section 2.18 (Tax Matters), Section 2.20 (Employee Matters), and Section 2.22 (Environmental Matters) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than sixty (60) days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters, and (c) any claim for any Losses arising from any breach of, or inaccuracy in, the representations and warranties in the event of fraud or intentional breach committed by any of the Company or any Stockholder in the execution or performance of this Agreement shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, the Stockholders’ Representative shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.  The representations and warranties contained in Section 3 shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than sixty (60) days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.  All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.  The covenants and agreements of the parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely.

6.4           Offset Against Escrow Shares.  In the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this Section 6, such Indemnified Party shall be entitled to recover such Losses by offsetting such Losses against the Escrow Shares by canceling that number of Escrow Shares equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Losses, and such recovery shall be made from the escrow fund on a basis proportional to the Escrow Shares contributed under the Escrow Agreement by or on behalf of each stockholder of the Company; provided, for purposes of this Section 6.4 and Section 1.14, the parties hereto agree that the value of each Escrow Share shall be equal to the Parent Price.

6.5           Liability Limits; Basket.

(a)           The Indemnified Parties shall not make a claim under Section 6.1(a)(i) for Losses unless and until the aggregate amount of such Losses exceeds $100,000 (the “Parent Basket”), at which time only Losses in excess of the Parent Basket may be claimed.  Notwithstanding the foregoing, the limitations set forth in this Section 6.5 shall not apply to (i) any Losses arising out of or related to fraud or intentional breach, or (ii) a breach of any representations and warranties contained in Section 2.1 (Organization; Standing and Power; Subsidiaries), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.5 (Capitalization), Section 2.18 (Tax Matters), Section 2.20 (Employee Matters) or Section 2.28 (Finder’s Fee) (collectively, the “Core Representations”).

(b)           Notwithstanding anything else in this Agreement to the contrary, under no circumstances shall any Company Stockholder be liable for damages in excess of the Merger Consideration actually received by such Company Stockholder (the “Liability Cap”).

(c)           From and after the Effective Time, the Company Stockholders shall have no liability for Losses in excess of the Escrow Shares except for Losses directly or indirectly related to (i) fraud or intentional misrepresentation by the Company or the Company Stockholders, (ii) any breach of the Core Representations, (iii) any of the Company Benefit Plans (in respect of or relating to any period ending on, prior to, or after the Closing Date, including the termination of the Company Benefit Plans), (iv) any demands by any Company Stockholder under Section 262 of the DGCL, (v) the amount of any Transaction Expenses in excess of the amount certified by the Chief Executive Officer of the Company pursuant to Section 1.3(b)(viii), (vi) the amount of any Company Liabilities in excess of the amount certified by the Chief Executive Officer of the Company pursuant to Section 1.3(b)(viii), or (vii) the agreements set forth on Exhibit 1.3(b)(x) (collectively, the “Special Losses”), and the Company Stockholders shall be liable for all Special Losses up to the Liability Cap.

6.6           Investigations.  The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Section 6 shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

6.7           Indemnification Sole Remedy.  The parties hereto acknowledge and agree that the provisions of this Section 6 with respect to indemnification shall be the exclusive remedy for Parent for any breach of this Agreement or any damages arising out of or relating to this Agreement; provided, however, that nothing in this Section 6.7 shall preclude Parent from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of the Company contained in this Agreement.

6.8           Offset Against Contingent Payments.  In the event that any Indemnified Party shall (a) suffer any Losses for which such Indemnified Party is entitled to indemnification from the Company Stockholders under this Section 6, and (b) any portion of such Losses constitutes a Special Loss, such Indemnified Party, in its sole discretion, shall be entitled to recover such Losses by offsetting such Losses against the Escrow Shares and/or Contingent Payments, if any, by canceling that number of Parent Common Stock equal in value to the aggregate amount of such Losses; provided, for purposes of this Section 6.8, the parties hereto agree that the value of each Parent Common Stock shall be equal to the Parent Price.

SECTION 7
MISCELLANEOUS PROVISIONS

7.1           Stockholders’ Representative.

(a)           The stockholders of the Company, by adopting this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, hereby irrevocably appoint the Stockholders’ Representative as their agent and attorney-in-fact for purposes of this Agreement and the Escrow Agreement, and consent to the taking by the Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to Parent of the Escrow Shares in satisfaction of claims by Parent, agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Section 6, agree to, negotiate and enter into settlements and compromises with respect to the Contingent Payments (including, without limitation, pursuant to Section 1.12(h) of this Agreement), and take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing).  Robert S. Seitz hereby accepts his appointment as the Stockholders’ Representative for purposes of this Agreement and the Escrow Agreement.  Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by the Stockholders’ Representative, as fully binding upon such Company Stockholder.

(b)           If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the stockholders of the Company, then Douglas Ross shall, within ten (10) days after such death or disability, appoint a successor representative reasonably satisfactory to Parent.  Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement and the Escrow Agreement.

(c)           The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment.  Stockholders of the Company on whose behalf Escrow Shares were contributed to the escrow shall severally indemnify each Stockholders’ Representative and hold each Stockholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Stockholders’ Representative and arising out of or in connection with the acceptance or administration of such Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Stockholders’ Representative.

(d)           The Stockholders’ Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Stockholders’ Representative be responsible for the validity or sufficiency of this Agreement.  In all questions arising under this Agreement, the Stockholders’ Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice, the Stockholders’ Representative shall not be liable to anyone.

7.2           Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.3           Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the stockholders of the Company shall be responsible for all Transaction Expenses.

7.4           Waiver; Amendment.  Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party.  A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

7.5           Entire Agreement.  This Agreement, the Escrow Agreement and the Lock-Up Agreements constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

7.6           Execution of Agreement; Counterparts; Electronic Signatures.

(a)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterparts.

(b)           The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

7.7           Governing Law; Jurisdiction and Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the Orange County, California.  Each party to this Agreement:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Orange County, California (and each appellate court located in the State of California), in connection with any legal proceeding;

(ii)           agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 6.11 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)          agrees that each state and federal court located in the Orange County, California , shall be deemed to be a convenient forum; and

(iv)          agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Orange County, California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

7.8           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.9           Assignment and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Parent.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

7.10         Parties in Interest.  Except for the provisions of Section 1.6 (Conversion of Shares) and Section 6 (Indemnification), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

7.11         Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company (before the Closing):

Applied Genomics, Inc.

601 Genome Way

Suite 2200

Huntsville, AL 35806

Attention:  Robert S. Seitz, Chief Executive Officer

Fax no.:  (256) 533-1474

E-mail address:  rseitz@applied-genomics.com

with a mandatory copy to (which copy shall not constitute notice):

Balch & Bingham LLP

1901 Sixth Avenue North

Suite 1500

Birmingham, AL 35203-4642

Attention: Matthew A. Aiken, Esq.

Fax no.:  (205) 488-5649

E-mail address:  maiken@balch.com

Stockholders’ Representative (on its own behalf and for the benefit of the stockholders of the Company):

Robert S. Seitz

2604 Treyburne Lane

Hampton Cove, AL 35763Fax no.:  (256) 533-1474

E-mail address:  rsseitz@gmail.com

with a mandatory copy to (which copy shall not constitute
notice):

Balch & Bingham LLP

1901 Sixth Avenue North

Suite 1500

Birmingham, AL 35203-4642

Attention: Matthew A. Aiken, Esq.

Fax no.:  (205) 488-5649

E-mail address:  maiken@balch.com

Parent and Merger Sub:

Clarient, Inc.

31 Columbia

Aliso Viejo, CA 92656

Attention:  Ronald A. Andrews, Chief Executive Officer

Fax no.:  (949) 425-5865

E-mail address:  randrews@clarientinc.com

with a mandatory copy to (which copy shall not constitute notice):
Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attention:  Shivbir Grewal, Esq.

Fax no.:  (949) 823-5119

E-mail address:  sgrewal@sycr.com

7.12         Construction; Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)           reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” means including without limiting the generality of any description preceding such term; and

(viii)        references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c)           Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d)           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

7.13         Enforcement of Agreement.  Each party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which such party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.14         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.15         Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.16         Schedules and Exhibits.  The Schedules and Exhibits (including the Company Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

*              *              *

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PARENT:

CLARIENT, INC.

By:	/s/ Ronald A Andrews
Name:	Ronald A. Andrews
Title:	Chief Executive Officer
MERGER SUB:

CLARIENT ACQUISITION CORPORATION

By:	/s/ Ronald A Andrews
Name:	Ronald A. Andrews
Title:	Chief Executive Officer
COMPANY:

APPLIED GENOMICS, INC.

By:	/s/ Robert S. Seitz
Name:	Robert S. Seitz
Title:	Chief Executive Officer
STOCKHOLDERS’ REPRESENTATIVE:

/s/ Robert S. Seitz
Robert S. Seitz
COMPANY STOCKHOLDER:

[signatures on file with the registrant]
Signature

Printed Name

Exhibits and schedules to this agreement which do not contain information material to an investment decision or to understanding the terms of this agreement, and which are not otherwise required to be disclosed at this time, have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant undertakes to furnish supplemental copies of any of the omitted exhibits or schedules upon request of the Securities and Exchange Commission.

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” means any transaction or series of transactions involving:

(i)            any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(ii)           any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or

(iii)          any liquidation or dissolution of the Company.

“Adjustment Shares” means that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the sum of the Transaction Expenses and Company Liabilities set forth in the Estimated Closing Balance Sheet, by (ii) the Parent Price.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” means this Agreement and Plan of Merger and Reorganization, as amended from time to time.

“Applicable Benefit Laws” means all Laws applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Applicable Closing Fraction” has the meaning set forth in Section 1.6(b).

“Applicable Contingent Fraction” has the meaning set forth in Section 1.6(b).

“Applicable Fraction” has the meaning set forth in Section 1.6(b).

“Approved Journals” has the meaning set forth in Section 1.12(m)(v).

“Balance Sheet” has the meaning set forth in Section 2.6(a).

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, New York.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change of Control” means the issuance, sale, transfer or acquisition of shares of capital stock of Parent in a single transaction or a group of related transactions, as a result of which any Entity, Person, or group (other than Safeguard Scientifics, Inc. and/or its Affiliates) acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of the Parent having 50% or more of the combined voting power of the Parent’s then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Parent.

“Claim” has the meaning set forth in Section 6.2(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Merger Shares” means that number of unregistered shares of Parent Common Stock equal to (i) 4,400,000, minus (ii) the Adjustment Shares.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company has any liability or obligation.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Constituent Documents” has the meaning set forth in Section 2.2.

“Company Contract” means any Contract, including any amendment or supplement thereto:  (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Data” has the meaning set forth in Section 2.17(a)

“Company Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company on the Closing Date.

“Company Financial Statements” has the meaning set forth in Section 2.6(a).

“Company Intellectual Property” means all Intellectual Property owned by, licensed to or used by the Company.

“Company Liabilities” means, with respect to the Company, without duplication:  (a) all obligations for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by a writing; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by the Company); (c) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of the Company; (d) all guaranties by the Company of indebtedness of any other Person and obligations of any other Person secured by an Encumbrance on the property of the Company; (e) all obligations with respect to capital leases; (f) any accrued interest, prepayment premiums or penalties related to any of the foregoing; (g) all obligations of such Person with respect to any hedging or similar instruments, agreements or transactions; (h) all current liabilities, including, without limitation, accounts payable, taxes payable, compensation payable, etc., and (i) any other liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement; provided, however, “Company Liabilities” shall not include the liability for accrued vacation pay in the amount of $21,601.07, which amount is accounted for in the Estimated Closing Balance Sheet.

“Company Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, changes, events, effects, occurrences or circumstances) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of the Company, (b) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (c) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

“Company Options” means all options to purchase shares of Company Common Stock issued and outstanding under the Company Stock Option Plan or under any stock option agreement listed on Part 2.5(b) of the Company Disclosure Schedule.

“Company Preferred Stock” means the preferred stock of the Company.

“Company Product” means any product or service manufactured, marketed, distributed, licensed for commercial use or sale, or sold at any time by the Company.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Company.

“Company Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company in connection with the transactions contemplated hereby.

“Company Rights” has the meaning set forth in Section 2.5(b).

“Company Securities” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Certificate” has the meaning set forth in Section 1.8.

“Company Stock Option Plan” means Applied Genomics, Inc. 2000 Incentive Stock Option Plan, as amended.

“Company Stockholder” means a holder of Company Common Stock, Company Preferred Stock, Company Options or any other right to acquire Company Securities.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including):  (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere.  Notwithstanding the foregoing, “Confidential Information” shall not include data or information that is publicly known or in the public domain through means that do not involve a breach by the Company of any covenant or obligation set forth in this Agreement.

“Contingent Merger Shares” means (i) 3,200,000 unregistered shares of Parent Common Stock, minus (ii) any adjustments pursuant to Section 1.12, minus (iii) the aggregate number of shares of Parent Common Stock issuable to the holders of Company Preferred Stock pursuant to Section 1.6(a)(iv).

“Contingent Payment(s)” has the meaning set forth in Section 1.12.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Core Representations” has the meaning set forth in Section 6.5.

“Covered Products” has the meaning set forth in Section 1.12(m)(i).

“Customer” means a customer of the Company that paid the Company more than $1,000.00 in the aggregate during the twelve (12)-month period ended the date hereof or a customer that is expected to pay the Company more than $1,000.00 in the aggregate during the twelve (12)-month period ended on the one year anniversary of the date hereof.

“Customer Data” has the meaning set forth in Section 2.17(a).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares”  has the meaning set forth in Section 1.10.

“Earn-Out Period” has the meaning set forth in Section 1.12(m)(ii).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee” has the meaning set forth in Section 2.7(n).

“Employee Benefit Plan” means with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreement” has the meaning set forth in Section 1.3(b)(xii).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” means any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA

Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Escrow Agent” has the meaning set forth in Section 1.11.

“Escrow Agreement” has the meaning set forth in Section 1.11.

“Escrow Period” has the meaning set forth in Section 1.11.

“Escrow Shares” means 440,000 shares of Parent Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.3(c).

“Exchange Agent” has the meaning set forth in Section 1.9(a).

“Exchange Fund” has the meaning set forth in Section 1.9(a).

“FDA” means the United States Food and Drug Administration.

“Final Closing Balance Sheet” has the meaning set forth in Section 1.14(a).

“Final Company Amount” has the meaning set forth in Section 1.12(d).

“Final Parent Amount” has the meaning set forth in Section 1.12(d).

“Final Revenue Calculations” has the meaning set forth in Section 1.12(d).

“FMLA” means the United States Family and Medical Leave Act.

“Fully Diluted Company Share Amount” has the meaning set forth in Section 1.6(b)

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any:  (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Governmental Programs” has the meaning set forth in Section 2.15(d).

“Health Care Legal Requirement” means any Law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” (b) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) HIPAA, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (g) the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493, and all regulations promulgated thereunder, (h) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (i) applicable state anti-kickback, fee-splitting and patient brokering laws, (j) state information privacy and security laws, and (k) state laws governing the licensure and operation of clinical laboratories.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.

“HMO” has the meaning set forth in Section 2.19(i).

“Indemnified Parties” means the following Persons:  (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Independent Accountant” has the meaning set forth in Section 1.14(c).

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith:  (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“IRB” has the meaning set forth in Section 2.16(e).

“IRS” has the meaning set forth in Section 2.19(b).

“Knowledge”  An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)           such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “knowledge” of a particular fact or other matter if Robert Seitz, Douglas Ross or Jessica Smith has Knowledge of such fact or other matter.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN, the Occupational Safety and Health Act of 1970, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including, without limitation, any Health Care Legal Requirement or related or similar statutes pertaining to any Governmental Programs or the regulations or requirements promulgated pursuant to any of such statutes.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Leases” has the meaning set forth in Section 2.11(b).

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability Cap” has the meaning set forth in Section 6.5(a).

“Limited Revenue” has the meaning set forth in Section 1.12(m)(vi).

“Liquidated Shares” has the meaning set forth in Section 1.5(a).

“Liquidation Preference Amount” has the meaning set forth in Section 1.5(a).

“Liquidation Preference Payment” has the meaning set forth in Section 1.5(a).

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.

“Lost Certificate Affidavit” has the meaning set forth in Section 1.9(b).

“Management Stockholders” has the meaning set forth in Section 5.3(a).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substances that are now or hereafter regulated by any Environmental Law or that are otherwise a danger to health, reproduction or the environment.

“Medicare and Medicaid Programs” has the meaning set forth in Section 2.15(d).

“Merger Consideration” has the meaning set forth in Section 1.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” means that number of shares of Parent Common Stock equal to the sum of (i) the Closing Merger Shares and (ii) the Contingent Merger Shares.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Constituent Documents” means the Certificate of Incorporation and the Bylaws, including all amendments thereto, of Merger Sub.

“Milestone Quarter” has the meaning set forth in Section 1.12(m)(iv).

“Net Working Capital” means the Company’s current assets, in each case net of appropriate reserves, minus current liabilities, in each case as determined in accordance with GAAP.

“NLRB” means the United States National Labor Relations Board.

“Non-Competition Period” has the meaning set forth in Section 5.3(a).

“NQDC Plan” has the meaning set forth in Section 2.19(l).

“Order” means any decree, permanent injunction, order or similar action.

“Owned Real Property” means the parcels of real property which the Company owns (together with all fixtures and improvements thereon).

“Parent” has the meaning set forth in the Preamble.

“Parent Basket” has the meaning set forth in Section 8.5.

“Parent Common Stock” has the meaning set forth in Section 1.6(a).

“Parent Constituent Documents” means the Certificate of Incorporation and the Bylaws, including all amendments thereto, of Parent.

“Parent Price” means the average closing sales price of Parent Common Stock, as reported on NASDAQ, for the five (5) day trading-day period ending on the third Business Day before the Closing Date.

“Parent Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Parent or Merger Sub in connection with the transactions contemplated hereby.

“Parent SEC Documents” has the meaning set forth in Section 4.4(a).

“Payment Program” has the meaning set forth in Section 2.15(e).

“Payor Claims” has the meaning set forth in Section 2.15(d).

“Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due and payable (excluding Encumbrances arising under ERISA or the Code); (b) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent; and (c) in the case of the Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Private Programs” has the meaning set forth in Section 2.15(d).

“Pro Rata Escrow Shares” has the meaning set forth in Section 1.9(b).

“Prohibited Services” has the meaning set forth in Section 5.3(a).

“Publication/Presentation Contingency Milestone” has the meaning set forth in Section 1.12(a).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registration Statement” has the meaning set forth in Section 5.1(a).

“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Party” means:  (i)  each individual who is, or who has at any time been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Required Company Stockholder Vote” has the meaning set forth in Section 2.30(b).

“Revenue” has the meaning set forth in Section 1.12(m)(vii).

“Revenue Contingent Payment” has the meaning set forth in Section 1.12(e).

“Revenue Resolution Period” has the meaning set forth in Section 1.12(f).

“Revenue Review Date” has the meaning set forth in Section 1.12(f).

“Revenue Statement” has the meaning set forth in Section 1.12(f).

“Reviewed Interim Balance Sheet” has the meaning set forth in Section 2.6(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Series D Convertible Preferred Stock” means the Series D Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“Special Losses” has the meaning set forth in Section 6.7.

“Specified Event” means the occurrence of any one of the following events: (i) upon publication of new data supporting the clinical utility of the final product configuration of Mammotax, Pulmotax, Mammostrat or Pulmotype, the failure of the Parent to commercially launch such product within 120 days of such publication, (ii) failure by Parent to spend a minimum of $250,000.00 in marketing for each Covered Product that has been launched (up to a maximum of four (4) Covered Products) over the twelve (12) months following launch, (iii) (A) the Parent’s termination of the lease of the premises located at 601 Genome Way, Suite 2200, Huntsville, Alabama 35806 or (B) the Parent’s failure to spend $1,000,000.00 at the Huntsville facility every calendar year (beginning on January 1, 2010) for the development of Covered Products, prior to the earlier of (1) December 31, 2011 or (2) the commercial launch of Pulmotype, Mammostrat and either of Mammotax or Pulmotax, or (iv) the Parent’ termination of employment without cause of either Robert S. Seitz or Douglas T. Ross prior to the earlier of (1) December 31, 2011 or (2) the commercial launch of three (3) Covered Products.  For purposes of clause (ii) of the previous sentence, the $250,000.00 amount shall exclude sales commissions and salaries of personnel and shall include all other costs related to the marketing of the applicable Covered Product, including, without limitation, costs relating to training (including sales training), publishing brochures and literature, featuring a Covered Product at a Major Conference, promotion of peer reviewed articles, and print advertising in appropriate journals and trade articles; further, clause (iv) of the previous sentence shall not apply to the Parent’s termination of employment of Douglas Ross if he does not re-locate to the Huntsville facility or the Parent facility in Aliso Viejo on a full-time basis as of July 1, 2010 through December 31, 2011.

“Stockholders’ Representative” has the meaning set forth in the Preamble.

“Subsidiary” any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Supplier” means any supplier of goods or services to which the Company paid more than $5,000 in the aggregate during the twelve (12)-month period ended on the date hereof or expects to pay more than $5,000 in the aggregate during the twelve (12)-month period ended on the one year anniversary of the date hereof.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any

Governmental Body, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group, and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Date” means the date prior to the Closing on which this Agreement is terminated in accordance with Section 7.

“Termination Payment” has the meaning set forth in Section 1.12(j).

“Test Launch Date” has the meaning set forth in Section 1.12(m)(viii).

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) that are incurred by or for the benefit of the Company or the Company Stockholders in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, Transaction Expenses shall not include any fees, costs and expenses incurred by Parent in connection with the transaction contemplated by this Agreement.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“Unresolved Revenue Items” has the meaning set forth in Section 1.12(f).

“WARN” means the United States Worker Adjustment and Retraining Notification Act and similar state Laws.

EXHIBIT 1.3(a)

FORM OF CERTIFICATE OF MERGER

1.3(a)

EXHIBIT 1.3(b)(i)

FORM OF STOCKHOLDER LETTER

1.3(b)(i)

EXHIBIT 1.3(b)(ii)

FORM OF LETTER OF RESIGNATION

1.3(b)(ii)

EXHIBIT 1.3(b)(v)

LOCK-UP AGREEMENT

1.3(b)(v)

EXHIBIT 1.3(b)(vi)

FORM OF LEGAL OPINION

1.3(b)(vi)

EXHIBIT 1.3(b)(x)

TERMINATED AGREEMENTS

1.3(b)(x)

EXHIBIT 1.11

FORM OF ESCROW AGREEMENT

1.11